EXHIBIT 10.16

AMENDED AND RESTATED PURCHASE AGREEMENT

Dated as of May 16, 2007 (Amending and Restating
the Purchase Agreement dated as of July 21, 2006),

among

DIGITAL DOMAIN, INC.,

WYNDCREST DD HOLDINGS, INC.,

THE SUBSIDIARY GUARANTORS PARTY HERETO,

THE PURCHASERS PARTY HERETO,

and

FMP AGENCY SERVICES, LLC,
as Agent

Relating to:

$12,500,000 Aggregate Principal Amount of
Senior Secured Notes due 2011 of Digital Domain, Inc.

$7,000,000 Aggregate Principal Amount of
Series B Senior Secured Notes due 2011 of Digital Domain, Inc.

1,000,000 Shares of 8.0% Senior Cumulative Convertible Preferred Stock, $0.0001 Par Value,
of Wyndcrest DD Holdings, Inc.,

Initial Warrants for 7,323,077 (Subject to Adjustment) Shares
of Common Stock, $0.0001 Par Value, of Wyndcrest DD Holdings, Inc.

and

Additional Warrants for 2,500,000 (Subject to Adjustment) Shares
of Common Stock, $0.0001 Par Value, of Wyndcrest DD Holdings, Inc.

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005

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-ii-

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SCHEDULES

Schedule A-1	Information Relating to Purchasers at First Closing Date
Schedule A-2	Information Relating to Purchasers at Second Closing Date
Schedule 1.01A	Foundry Seller Note Refinancing
Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.04(d)	Assumptions Used in and Qualifications of Forecasts
Schedule 3.05(d)	Collateral Matters
Schedule 3.06(a)	Intellectual Property
Schedule 3.06(c)	Violations or Proceedings
Schedule 3.07(a)	Equity Interests and Options
Schedule 3.08	Litigation
Schedule 3.09	Material Agreements
Schedule 3.12	Use of Proceeds
Schedule 3.15	Labor Matters
Schedule 3.18	Environmental Matters
Schedule 3.19	Insurance
Schedule 3.21	Original Acquisition Documents
Schedule 3.22	Foundry Acquisition Documents
Schedule 7.01(b)	Existing Indebtedness
Schedule 7.02(c)	Existing Liens
Schedule 7.04(b)	Existing Investments
Schedule 7.09(e)	Existing Agreements

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EXHIBITS

Exhibit A-1	Form of Initial Note
Exhibit A-2	Form of Additional Note
Exhibit B	Form of Guarantee
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Joinder Agreement
Exhibit E-1	Form of Opinion of Bryan Cave LLP
Exhibit E-2	Form of Opinion of Sullivan & Triggs, LLP
Exhibit E-3	Form of UK Opinion of Bryan Cave LLP
Exhibit F	Form of Landlord Access Agreement
Exhibit G	[RESERVED]
Exhibit H-1	Form of Perfection Certificate
Exhibit H-2	Form of Perfection Certificate Supplement
Exhibit I	Form of Security Agreement
Exhibit J	Form of Solvency Certificate
Exhibit K	Form of Intercompany Note
Exhibit L	[RESERVED]
Exhibit M	Management Rights Letter
Exhibit N-1	Form of Initial Warrant
Exhibit N-2	Form of Additional Warrant
Exhibit O	Form of Certificate of Designations
Exhibit P	[RESERVED]
Exhibit Q	Form of Stockholders Agreement
Exhibit R-Annual	Form of Annual Key Operational Information and Statistics Report
Exhibit R-Quarterly	Form of Quarterly Key Operational Information and Statistics Report

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AMENDED AND RESTATED PURCHASE AGREEMENT

This AMENDED AND RESTATED PURCHASE AGREEMENT (this “Agreement”) is dated as of May 16, 2007, among DIGITAL DOMAIN, INC., a Delaware corporation (the “Company”), WYNDCREST DD HOLDINGS, INC, a Delaware corporation (“Holdings”), the Subsidiary Guarantors (such term and each other capitalized term used but not elsewhere defined herein having the meaning given to it in Article I and together with Holdings and the Company, the “Issuers”), the purchasers listed on Schedules A-1 and A-2 hereto (the “Purchasers”), and FMP AGENCY SERVICES, LLC as agent (in such capacity, the “Agent”) for the Secured Parties.

WITNESSETH:

WHEREAS, on the First Closing Date (as defined below), the Purchasers entered into that certain Purchase Agreement, dated as of the First Closing Date, by and among the Purchasers and certain of the Issuers (as defined below) (the “Original Purchase Agreement”) pursuant to which the Purchasers purchased from such Issuers the Initial Purchased Securities (as defined below).

WHEREAS, on May 12, 2006, pursuant to an Amended and Restated Agreement and Plan of Reorganization by and among Holdings, DD Acquisition Subsidiary, Inc., the Company and certain participating stockholders listed therein (the “Original Participating Stockholders”) dated as of May 12, 2006 (the “Original Acquisition Agreement”) Holdings acquired (the “Original Acquisition”) all of the outstanding Equity Interests of the Company for an aggregate purchase price of $34,500,000.

WHEREAS, as consideration for all of the outstanding Equity Interests of the Company, Holdings paid $4,500,000 in cash to the Original Participating Stockholders (the “Original Equity Financing”) and the Company issued $30,000,000 in original principal amount of senior promissory notes to the Original Participating Stockholders, $4,500,000 of the aggregate principal amount of which senior promissory notes were repaid prior to the First Closing Date (the “Original Seller Notes”).

WHEREAS, upon the terms and subject to the conditions set forth in the Original Purchase Agreement, the Company agreed to sell to the Purchasers and each Purchaser, acting severally and not jointly, agreed to purchase from the Company, $12,500,000 in original aggregate principal amount of the Company’s Senior Secured Notes due 2011 in the form of Exhibit A-1 hereto (the “Initial Notes”).

WHEREAS, upon the terms and subject to the conditions set forth in the Original Purchase Agreement, Holdings agreed to sell to the Purchasers and each Purchaser, acting severally and not jointly, agreed to purchase from Holdings, in aggregate, (i) stock purchase warrants (the “Initial Warrants”) each Initial Warrant evidencing the right to purchase initially one (1) share of Holdings’ Common Stock, $0.0001 par value, per share (the “Common Stock”), which Initial Warrants are in the form of Exhibit N-1 hereto and (ii) 1,000,000 shares (the “Purchased Preferred Stock”) of Holdings’ 8% Senior Cumulative Convertible Preferred Stock, $0.0001 par value per share, issued pursuant to the Certificate of Designations.

WHEREAS, prior to the First Closing Date, Holdings consummated an offer to sell shares of the Common Stock for gross proceeds of approximately $17,437,930 in a private placement (the “Original Equity Offering”).

WHEREAS, effective March 23, 2007 (the “Foundry Closing Date”), pursuant to a Share Purchase Agreement by and among Holdings, The Foundry Visionmongers Ltd., a company organized under the laws of England and Wales (“Foundry”), and the sellers party thereto (the “Foundry Sellers”) (the “Foundry Acquisition Agreement”), Holdings acquired from the Foundry Sellers all of the issued and outstanding Equity Interests of Foundry for an aggregate purchase price of £5,050,000 (the “Foundry Acquisition”), and subsequently contributed such Equity Interests to Wyndcrest UK Holdings Limited, a direct Wholly Owned Subsidiary of Holdings organized under the laws of England and Wales (“Wyndcrest UK”).

WHEREAS, on the Foundry Closing Date, as consideration for all of the outstanding Equity Interests of Foundry, Holdings (i) paid £550,000 in cash to the Foundry Sellers, (ii) issued £2,000,000 of restricted Common Stock to the Foundry Sellers and (iii) issued £2,500,000 in original principal amount of promissory notes to the Foundry Sellers, the primary obligations for which notes were subsequently assumed by Wyndcrest UK and guaranteed by Holdings (the “Foundry Seller Notes”).

WHEREAS, certain of the Issuers and Falcon, as the sole Noteholder under the Original Purchase Agreement, entered into the Limited and Conditional Waiver, Consent and Agreement dated as of the Foundry Closing Date whereby Falcon agreed to waive certain requirements set forth in the Original Purchase Agreement and the parties thereto agreed to enter into this Agreement within thirty (30) calendar days of the date thereof.

WHEREAS, upon the terms and subject to the conditions set forth herein, the Company agrees to sell to the Purchasers and each Purchaser, acting severally and not jointly, agrees to purchase from the Company, $7,000,000 in original aggregate principal amount of the Company’s Series B Senior Secured Notes due 2011 in the form of Exhibit A-2 hereto (the “Additional Notes”).

WHEREAS, upon the terms and subject to the conditions set forth herein, Holdings agrees to sell to the Purchasers and each Purchaser, acting severally and not jointly, agrees to purchase from Holdings, in aggregate, stock purchase warrants (the “Additional Warrants”), each Additional Warrant evidencing the right to purchase initially one (1) share of Holdings’ Common Stock, which Additional Warrants are in the form of Exhibit N-2 hereto.

WHEREAS, the parties hereto have agreed to amend and restate the Original Purchase Agreement in its entirety to read as set forth in this Agreement, and it has been agreed by the parties to the Original Purchase Agreement that the Initial Purchased Securities and all other “Obligations” under (and as defined in) the Original Purchase Agreement (including indemnities) shall be governed by and deemed to be outstanding under this Agreement with the intent that the terms of this Agreement shall supersede the terms of the Original Purchase Agreement (which shall hereafter have no further effect upon the parties thereto other than with respect to any action, event, representation, warranty or covenant occurring, made or applying prior to the Second Closing Date), and all references to the Original Purchase Agreement in any Financing Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof; provided that it is agreed and understood that this Agreement does not constitute a novation, satisfaction or payment of any Obligation under the Original Purchase Agreement or any other Financing Document except as expressly modified by this Agreement, nor does it operate as a waiver of any right, power or remedy of any Noteholder under any Financing Document.

WHEREAS, a portion of the proceeds of the Initial Notes, Initial Warrants, Purchased Preferred Stock and Original Equity Offering were used to prepay the Initial Seller Notes and a portion of the proceeds of the Second Closing Purchased Securities will be used to prepay the Foundry Seller Notes.

WHEREAS, the obligations of the Company under this Agreement and the Notes are and will be guaranteed by the Guarantors, such Guarantees to be in the form of Exhibit B.

WHEREAS, the holders of the Warrants, Warrant Shares, the Conversion Shares and Purchased Preferred Stock from time to time are and will be entitled to the benefits of the Stockholders Agreement in the form of Exhibit Q hereto (the “Stockholders Agreement”), dated the First Closing Date.

WHEREAS, the Issuers have duly authorized the creation and issuance of the Additional Notes, the Guarantees and the Additional Warrants, as applicable, and the execution and delivery of this Agreement and the other Financing Documents, as applicable.

WHEREAS, all things necessary to make this Agreement, the Additional Notes (when issued and delivered hereunder), the Guarantees (when validly endorsed on the Additional Notes), the Additional Warrants and each other Financing Document valid and binding obligations of each applicable Issuer in accordance with their respective terms have been done.

NOW, THEREFORE, the parties hereto agree to amend and restate the Original Purchase Agreement and the Original Purchase Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Accredited Investor” shall mean any person that is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business.

“Advisors” shall have the meaning assigned to such term in Section 14.03(a).

“Additional Notes” shall have the meaning assigned to such term in the recitals hereto.

“Additional Warrants” shall have the meaning assigned to such term in the recitals hereto.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 7.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an executive officer or director of the person specified. No Purchaser shall be considered an “Affiliate” of Holdings or any of its Subsidiaries for purposes of this Agreement.

“Agent” shall have the meaning assigned to such term in the preamble hereto.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.23.

“Applicable Law” shall mean all applicable laws, statutes, treaties, rules, codes (including building codes), ordinances, regulations, certificates, orders and licenses of, and interpretations by, any Governmental Authority and judgments, decrees, injunctions, writs, permits, orders or like governmental action of any Governmental Authority (including any Environmental Law and any laws pertaining to health or safety) applicable to any Issuer or any of its property or operations.

“Applicable Premium” shall mean, at any time and with respect to any Notes being repurchased or otherwise repaid in whole or in part during any of the periods set forth below, an amount equal to the percentage, set forth opposite such period, of the aggregate principal amount of the Notes required to be repurchased or otherwise repaid at such time:

Period:	Applicable Premium:
First Closing Date - July 20, 2007	5.0%
July 21, 2007 - July 20, 2008	4.0%
July 21, 2008 - July 20, 2009	3.0%
July 21, 2009 and thereafter	1.0%

“Applicable Rate” shall have the meaning assigned to such term in Exhibits A-1 and A-2 hereto.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding sales of inventory and dispositions of cash and cash equivalents, in each case, in the ordinary course of business, by Holdings or any of its Subsidiaries and (b) any issuance or sale of any Equity Interests of any Subsidiary of any Issuer, in each case, to any person other than (i) the Company, (ii) any Guarantor, (iii) other than for purposes of Section 7.06, any other Subsidiary, or (iv) with respect to any Common Stock of the Company issued to any holder of an option granted under the employee stock option plan of the Company, but only to the extent outstanding as of the effective date of the Original Acquisition, such holder.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Company’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Bankruptcy Law” means Title 11 of the United States Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization or other law for the relief of debtors.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Capital Assets” shall mean, with respect to any person, all equipment, fixed assets, intellectual property, software and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.

“Capital Expenditures” shall mean, for any period, without duplication, all expenditures made directly or indirectly by Holdings and its Subsidiaries during such period for Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability) but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property pursuant to Section 7.06(b), (ii) solely for purposes of Section 7.10(d), any portion of the increase thereto attributable solely to acquisitions of property, plant and equipment in Permitted Acquisitions, (iii) all payments of salary and other forms of compensation made to employees of and consultants to the Foundry in connection with software development, to the extent that such payments are required to be capitalized under GAAP and (iv) all expenditures by the Foundry of funds received by the Foundry pursuant to research and development grants made by one or more Governmental Authorities. For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; and (f) demand deposit accounts maintained in the ordinary course of business.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Holdings or any of its Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.

“Certificate of Designations” shall mean the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 8.0% Senior Cumulative Convertible Preferred Stock, and Qualifications, Limitations and Restrictions Thereof in the form of Exhibit O hereto.

A “Change in Control” shall be deemed to have occurred if:

(a) other than as permitted by Section 6.17, Holdings at any time ceases to own 100% of the Equity Interests of the Company, Wyndcrest UK or Foundry;

(b) prior to a QIPO, (x) (i) the Permitted Holders and Falcon (including for this purpose any Affiliate of Falcon) (collectively) cease to own, or to have the power to vote or direct the voting of, Voting Stock of Holdings representing not less than 35% of the voting power of the total outstanding Voting Stock of Holdings or (ii) the Permitted Holders and Falcon (including for this purpose any Affiliate of Falcon) (collectively) cease to own Equity Interests representing not less than 35% of the total economic interests of the Equity Interests of Holdings or (y) the Permitted Holders (collectively) cease to own at least 90% of the Equity Interests of Holdings held by the Permitted Holders on the First Closing Date;

(c) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or Falcon (including for this purpose any Affiliate of Falcon), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Holdings representing more than 35% of the voting power of the total outstanding Voting Stock of Holdings, and at such time or any time thereafter the Permitted Holders and Falcon (including for this purpose any Affiliate of Falcon) (collectively) shall fail to own, or to have the power to vote or direct the voting of, Voting Stock of Holdings representing a greater percentage of the voting power of the total outstanding Voting Stock of Holdings; or

(d) upon and following a QIPO, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by the Permitted Holders and Falcon (including for this purpose any Affiliate of Falcon), it being understood that the consent of Falcon shall not unreasonably be withheld or delayed, or by a vote of a majority of the members of the Board of Directors of Holdings, which members comprising such majority were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement, and a holder of Equity Interests shall not be deemed a member of a “group” solely by virtue of being a party to a registration rights agreement.

“Change in Control Offer” shall have the meaning assigned to such term in Section 6.15(a).

“Change in Control Payment” shall have the meaning assigned to such term in Section 6.15(a).

“Change in Control Payment Date” shall have the meaning assigned to such term in Section 6.15(b).

“Change in Control Premium” shall mean, with respect to any Notes being repurchased or otherwise repaid in whole or in part for the period from the First Closing Date to July 20, 2007, the lesser of (i) 25% and (ii) the greater of (x) 5% and (y) the IRR as of the date of a Change in Control earned by the Investors on their Investments in Holdings and its Subsidiaries made on or prior to the First Closing Date (it being understood that during such period, the Change in Control Premium shall not be less than 5.0%), and thereafter shall mean, with respect to any Notes being repurchased or otherwise repaid in whole or in part during any of the periods set forth below, an amount equal to the percentage, set forth opposite such period, of the aggregate principal amount of the Notes required to be repurchased or otherwise repaid at such time:

Period:	Premium:
July 21, 2007 - July 20, 2008	4.0%
July 21, 2008 - July 20, 2009	3.0%
July 21, 2009 and thereafter	1.0%

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, any Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Commission” shall mean the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of this Agreement such Commission is not existing and performing the duties now assigned to it under the Exchange Act, the body performing such duties at such time.

“Common Stock” shall have the meaning assigned to such term in the recitals hereto.

“Company” shall have the meaning assigned to such term in the preamble hereto.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit C.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Holdings and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Holdings and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of Holdings only if a corresponding amount would be permitted at the date of determination to be distributed to Holdings by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its Organizational Documents and all agreements (other than the Financing Documents), instruments and Requirements of Law applicable to such Subsidiary or its equityholders):

(a) Consolidated Interest Expense for such period,

(b) Consolidated Amortization Expense for such period,

(c) Consolidated Depreciation Expense for such period,

(d) Consolidated Tax Expense for such period,

(e) costs and expenses directly incurred in connection with the Transactions (not to exceed $1,750,000), and

(f) the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period; and

(y) subtracting therefrom, without duplication:

(a) the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period;

(b) any payments of salary and other forms of compensation made to employees of and consultants to the Foundry in connection with software development, to the extent that such payments are required to be capitalized under GAAP during such period; and

(c) all expenditures during such period by the Foundry of funds received by the Foundry pursuant to research and development grants (to the extent such grants were treated as revenue in determining Consolidate Net Income) made by one or more Governmental Authorities.

Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to the Acquisition, any Permitted Acquisition (including, without limitation, the Foundry Acquisition) and Asset Sales (other than any dispositions in the ordinary course of business) consummated at any time on or after the first day of the Test Period thereof as if each such Permitted Acquisition had been effected on the first day of such period and as if the Acquisition and each such Asset Sale had been consummated on the day prior to the first day of such period.

Notwithstanding the foregoing, all payments of consideration (which amount, for the avoidance of doubt, shall not include payments to employees of Holdings and any of its Subsidiaries pursuant to employment agreements or other salary arrangements, without regard to GAAP) to the Foundry Sellers pursuant to the terms of the Foundry Acquisition Documents that are required to be characterized under GAAP as compensation expense shall be excluded in their entirety from the calculation of Consolidated EBITDA.

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period less Unfinanced Capital Expenditures for such Test Period to (b) Consolidated Fixed Charges for such Test Period.

“Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of:

(a) Consolidated Interest Expense for such period;

(b) all cash payments in respect of income taxes made by Holdings or any of its Subsidiaries during such period (net of any cash refund in respect of income taxes actually received during such period);

(c) the principal amount of all scheduled amortization payments on all Indebtedness (including the principal component of all Capital Lease Obligations) of Holdings and its Subsidiaries for such period (as determined on the first day of the respective period);

(d) the product of (i) all dividend payments on any series of Disqualified Capital Stock of Holdings or any of its Subsidiaries (other than dividend payments to Holdings or any of its Subsidiaries) multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of Holdings and its Subsidiaries, expressed as a decimal; and

(e) the product of (i) all cash dividend payments on any Preferred Stock (other than Disqualified Capital Stock) of Holdings or any of its Subsidiaries (other than dividend payments to Holdings or any of its Subsidiaries) multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of Holdings and its Subsidiaries, expressed as a decimal.

“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate amount of all Indebtedness of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” shall mean, for any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period to (y) Consolidated Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Holdings and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a) imputed interest on Capital Lease Obligations and Attributable Indebtedness of Holdings and its Subsidiaries for such period;

(b) commissions, discounts and other fees and charges owed by Holdings or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;

(c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Holdings or any of its Subsidiaries for such period;

(d) cash contributions to any employee stock ownership plan or similar trust made by Holdings or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Holdings or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period;

(e) all interest paid or payable with respect to discontinued operations of Holdings or any of its Subsidiaries for such period;

(f) the interest portion of any deferred payment obligations of Holdings or any of its Subsidiaries for such period; and

(g) all interest on any Indebtedness of Holdings or any of its Subsidiaries of the type described in clause (f) or (k) of the definition of “Indebtedness” for such period;

provided that (a) to the extent directly related to the Original Transactions or the Second Closing Transactions, debt issuance costs, debt discount or premium, other financing fees and expenses, the accretion of original issue discount on the Notes and any related interest expense attributable to the Warrants shall in each case be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements related to interest rates.

Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Test Period in connection with the Original Acquisition, any Permitted Acquisitions (including, without limitation, the Foundry Acquisition) and Asset Sales (other than any dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (or loss) (to the extent otherwise included therein), without duplication:

(a) the net income (or loss) of any person (other than a Subsidiary of Holdings) in which any person other than Holdings and its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Holdings or (subject to clause (b) below) any of its Subsidiaries during such period;

(b) the net income of any Subsidiary of Holdings during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Requirement of Law applicable to that Subsidiary during such period, except that Holdings’ equity in the net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;

(c) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Holdings or any of its Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by Holdings or any of its Subsidiaries;

(d) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

(e) earnings resulting from any reappraisal, revaluation or write-up of assets;

(f) unrealized gains and losses with respect to Hedging Obligations for such period; and

(g) any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Holdings or any of its Subsidiaries during such period.

Consolidated Net Income shall be reduced (to the extent not already reduced thereby) by the amount of any payments to or on behalf of Holdings made by any Subsidiary of Holdings pursuant to Section 7.08(c).

“Consolidated Tax Expense” shall mean, for any period, the tax expense of Holdings and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Contested Collateral Lien Conditions” shall mean, with respect to any Permitted Lien of the type described in clauses (a), (b), (e) and (f) of Section 7.02, the following conditions:

(a) Holdings or a Subsidiary shall cause any proceeding instituted contesting such Lien to stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

(b) at the option and at the request of the Required Holders, to the extent such Lien is in an amount in excess of $50,000, the appropriate Issuer shall maintain cash reserves in an amount sufficient to pay and discharge such Lien and the Required Holders’ reasonable estimate of all interest and penalties related thereto; and

(c) such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Security Documents, except if and to the extent that the Requirement of Law creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced by the Security Documents.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Controlled Investment Affiliate” means, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in Holdings or other portfolio companies.

“Conversion Share” shall mean a share of the Common Stock issuable upon conversion of the Purchased Preferred Stock.

“Cost Portion” shall have the meaning assigned to such term in the definition of “Qualified Cash”.

“Cure Amount” shall have the meaning assigned to such term in Section 9.04(a).

“Cure Right” shall have the meaning assigned to such term in Section 9.04(a).

“Debt Issuance” shall mean the incurrence by Holdings or any of its Subsidiaries of any Indebtedness after the First Closing Date (other than as permitted by Section 7.01).

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Stated Maturity Date of the Notes, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Stated Maturity Date of the Notes, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Stated Maturity Date of the Notes shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“dollars” or “$” shall mean lawful money of the United States.

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.

“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equipment” shall have the meaning assigned to such term in the Security Agreement.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the First Closing Date or issued after the First Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Investors” shall mean Falcon, the Investors, their Controlled Investment Affiliates and Related Parties (other than Holdings and its Subsidiaries) and one or more investors reasonably satisfactory to the Purchasers.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Issuer or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Issuer or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Issuer or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Holdings or any of its Subsidiaries or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to Holdings or any of its Subsidiaries.

“Event of Default” shall have the meaning assigned to such term in Section 9.01.

“Excess Proceeds Offer” shall have the meaning assigned to such term in Section 6.16(a).

“Excess Proceeds Offer Payment Date” shall have the meaning assigned to such term in Section 6.16(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive Order” shall have the meaning assigned to such term in Section 3.23.

“Existing Lien” shall have the meaning assigned to such term in Section 7.02(c).

“Falcon” shall mean Falcon Mezzanine Partners II, LP, a Delaware limited partnership.

“FIA” shall mean Falcon Investment Advisors, LLC, a Delaware limited liability company.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Financing Documents” shall mean, collectively, this Agreement, the Notes, the Security Documents, the Guarantees, the Management Rights Letter, the Certificate of Designations, the Stockholders Agreement, the Warrants, the Original Fee Letter, the Second Closing Fee Letter, and all certificates, instruments, financial and other statements and other documents made or delivered in connection herewith and therewith.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Closing Date” shall have the meaning assigned to such term in Section 2.03.

“First Closing Date Perfection Certificate” shall mean the Perfection Certificate dated the First Closing Date.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by Holdings or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Foundry” shall have the meaning assigned to such term in the recitals hereto.

“Foundry Acquisition” shall have the meaning assigned to such term in the recitals hereto.

“Foundry Acquisition Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Foundry Acquisition Documents” shall mean the Foundry Acquisition Agreement and the other documents listed on Schedule 3.22.

“Foundry Closing Date” shall have the meaning assigned to such term in the recitals hereto.

“Foundry Seller Note Refinancing” shall mean the repayment of not less than $3,500,000 of the aggregate principal amount of Foundry Seller Notes outstanding with the proceeds of the Second Closing Purchased Securities, as particularized on Schedule 1.01A attached hereto.

“Foundry Seller Notes” shall have the meaning assigned to such term in the recitals hereto.

“Foundry Sellers” shall have the meaning assigned to such term in the recitals hereto.

“Foundry Transactions” means the acquisition by Holdings of all of the Equity Interests of Foundry pursuant to the terms of the Foundry Acquisition Agreement, the subsequent contribution of such Equity Interests to Wyndcrest UK, and the consummation of the other transactions contemplated by the Foundry Acquisition Documents.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 8.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VIII by the Guarantors.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Holder” shall mean any Noteholder or any Warrantholder.

“Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Holdings Preferred Stock” shall mean Holdings’ 8.0% Senior Cumulative Convertible Preferred Stock, par value $0.0001 per share.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person upon which interest charges are customarily paid or accrued; (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (i) all Attributable Indebtedness of such person; (j) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.

“Indemnitee” shall have the meaning assigned to such term in Section 14.03(b).

“Information” shall have the meaning assigned to such term in Section 14.11.

“Initial Notes” shall have the meaning assigned to such term in the recitals hereto.

“Initial Purchased Security” shall mean, individually, any of the Initial Notes, Guarantees, Purchased Preferred Stock or Initial Warrants, and “Initial Purchased Securities” means, collectively, the Initial Notes, Guarantees, Purchased Preferred Stock and Initial Warrants.

“Initial Purchase Price” shall have the meaning assigned to such term in Section 2.02(a).

“Initial Warrants” shall have the meaning assigned to such term in the recitals hereto.

“Institutional Investor” shall mean (a) any original Purchaser of a Note and any transferee that is an Affiliate of any original Purchaser, (b) any holder of a Note holding more than 25% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company or investment fund, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form organized under the laws of the United States or a State thereof, with capital and surplus in excess of $50,000,000.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Issuer which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 6.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Issuer which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit K.

“Interest Payment Date” shall have the meaning assigned to such term in Exhibits A-1 and A-2 hereto.

“Investments” shall have the meaning assigned to such term in Section 7.04.

“Investors” shall have the meaning assigned to such term in the Stockholders Agreement (as in effect on the Second Closing Date), except that solely for purposes of the definition of “IRR” and for calculating the Change in Control Premium, Investors shall have the meaning assigned to such term in the Stockholders Agreement (as in effect on the First Closing Date).

“IRR” shall mean the interest rate which, when used to calculate the net present value of all Cash Inflows and all Cash Outflows (each as defined below) realized with respect to the Investors’ Investments in Holdings upon a Change in Control, causes such net amount to equal zero. “Cash Inflows” as used herein shall mean the proceeds (net of underwriting discounts and commissions, placement agent, finder and similar fees and other expenses incurred by the Investors in connection with such Change in Control) to the Investors of any disposition of their Investments in Holdings (in whole or in part), and dividends, returns of capital and other distributions with respect to their Investments in Holdings, whether received directly or indirectly by the Investors. “Cash Outflows” as used herein include the sum of all cash payments made to Holdings by the Investors and Investments by the Investors in Holdings.

Cash Inflows and Cash Outflows shall be calculated with respect to Investments in Holdings only to the extent actually realized or deemed realized in a Change in Control.

“Issuers” shall mean the Company and the Guarantors.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit D.

“Landlord Access Agreement” shall mean a Landlord Access Agreement, substantially in the form of Exhibit F, or such other form as may reasonably be acceptable to the Required Holders.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Legal Defeasance” has the meaning assigned to such term in Section 13.01.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Management Rights Letter” shall mean the Management Rights Letter among the Company, Holdings and Falcon substantially in the form of Exhibit M hereto.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations, prospects or condition, financial or otherwise, or material agreements of Holdings and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Issuers to fully and timely perform any of their obligations under any Financing Document; (c) material impairment of the rights of or benefits or remedies available to the Purchasers or any Holder under any Financing Document, taken as a whole; or (d) a material adverse effect on the Collateral or the Liens in favor of the Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.

“Material Indebtedness” shall mean any Indebtedness (other than the Notes) or Hedging Obligations of Holdings or any Subsidiaries in an aggregate outstanding principal amount exceeding $500,000. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Issuer at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Issuer would be required to pay if the related Hedging Agreement were terminated at such time.

“Maturity,” when used with respect to any Note, shall mean the date on which the principal of such Note or portion thereof becomes due and payable as therein or herein provided, whether at the Stated Maturity Date or by declaration of acceleration, call for redemption or otherwise (including in connection with any offer to purchase that this Agreement requires the Company to make).

“Minimum Qualified Cash Requirement” shall have the meaning assigned to such term in Section 7.10(a).

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be in a form reasonably satisfactory to the Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” shall mean each Real Property, if any, which shall be subject to a Mortgage delivered after the Second Closing Date pursuant to Section 6.10(c).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Issuer or any of their Subsidiaries or any ERISA Affiliate thereof is then making or accruing an obligation to make contributions; (b) to which any Issuer or any ERISA Affiliate thereof has within the preceding five plan years made contributions; or (c) with respect to which any Issuer or any of their Subsidiaries could incur liability.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Holdings or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Holdings or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Holdings’ good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Holdings or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Holdings’ good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 90 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Financing Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b) with respect to any issuance or sale of Equity Interests by Holdings or any Subsidiary of Holdings, the cash proceeds thereof (net of any customary fees, commissions, costs and other expenses incurred in connection therewith);

(c) with respect to any Debt Issuance, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and

(d) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Non-Guarantor Subsidiary” shall mean each Subsidiary that is not a Guarantor.

“Noteholder” shall mean a person in whose name a Note is registered on the Security Register.

“Note” shall mean, individually, any of the Initial Notes or the Additional Notes, and “Notes” means, collectively, the Initial Notes and the Additional Notes.

“Obligations” shall mean (a) obligations of the Company and the other Issuers from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes and the Guarantees, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Company and the other Issuers under this Agreement and the other Financing Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Company and the other Issuers under or pursuant to this Agreement and the other Financing Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.23.

“Offer Amount” shall have the meaning assigned to such term in Section 6.16(b).

“Offering” shall have the meaning assigned to such term in Section 6.19(b).

“Offering Documents” shall have the meaning assigned to such term in Section 6.19(b).

“Officers’ Certificate” shall mean a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer or the president and one of the Financial Officers, each in his or her official (and not individual) capacity.

“Optional Redemption Premium” shall have the meaning assigned to such term in Section 9.01.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Original Acquisition” shall have the meaning assigned to such term in the recitals hereto.

“Original Acquisition Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Original Acquisition Documents” shall mean the Original Acquisition Agreement and the other documents listed on Schedule 3.21.

“Original Equity Financing” shall have the meaning assigned to such term in the recitals hereto.

“Original Equity Offering” shall have the meaning assigned to such term in the recitals hereto.

“Original Fee Letter” shall mean that certain Fee Letter among Holdings and FIA relating to the Initial Purchased Securities.

“Original Participating Stockholders” shall have the meaning assigned to such term in the recitals hereto.

“Original Purchase Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Original Seller Notes” shall have the meaning assigned to such term in the recitals hereto.

“Original Transactions” shall mean, collectively, the transactions to occur pursuant to the Original Acquisition Documents, the Original Purchase Agreement and the other Financing Documents executed and delivered on the First Closing Date, including (a) the consummation of the Original Acquisition; (b) the execution, delivery and performance of the Original Purchase Agreement and such other Financing Documents and the issuance of the Initial Purchased Securities in connection therewith; (c) the repayment with the proceeds of the Initial Purchased Securities of the Original Seller Notes; (d) the Original Equity Offering; and (e) the payment of all fees and expenses to be paid on or prior to the First Closing Date and owing in connection with the foregoing.

“outstanding,” when used with respect to the Notes, shall mean, as of the date of determination, all Notes theretofore executed and delivered under this Agreement, except:

(a) Notes theretofore cancelled by the Company or delivered to the Company for cancellation;

(b) Notes for whose payment or redemption money in the necessary amount has been theretofore set aside by the Company with a third party in trust for the Noteholders; provided that if such Notes are to be redeemed, notice of such redemption has been duly given as provided in this Agreement; and

(c) Notes which have been paid pursuant to Section 10.08 or in exchange for or in lieu of which other Notes have been executed and delivered pursuant to this Agreement, other than any such Notes in respect of which there shall have been presented to the Company proof satisfactory to it that such Notes are held by a bona fide purchaser in whose hands such Notes are valid obligations of the Company;

provided, however, that in determining whether the Noteholders of the requisite principal amount of the outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be outstanding. Notes so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the reasonable satisfaction of the Required Holders the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit H-1 or any other form approved by the Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit H-2 or any other form approved by the Agent.

“Permitted Acquisition” shall mean (x) the Foundry Acquisition or (y) any transaction or series of related transactions for the direct or indirect (a) acquisition by the Company or any of its Subsidiaries of all or substantially all of the property of any person, or of any business or division of any person; (b) acquisition by the Company or any of its Subsidiaries of in excess of 50% of the Equity Interests of any person, and otherwise causing such person to become a Subsidiary of such person; or (c) merger or consolidation or any other combination of the Company or any of its Subsidiaries with any person, if each of the following conditions is met:

(i) no Default then exists or would result therefrom;

(ii) after giving effect to such transaction on a Pro Forma Basis, (A) Holdings shall be in compliance with all covenants set forth in Section 7.10 as of the most recent Test Period (assuming, for purposes of Section 7.10, that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant Test Period for each of the financial covenants set forth in Section 7.10 ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period), and (B) unless expressly approved by the Required Holders, the person or business to be acquired shall have generated positive cash flow for the Test Period most recently ended prior to the date of consummation of such acquisition;

(iii) neither Holdings nor any of its Subsidiaries shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller or the business, person or properties acquired, except (A) to the extent permitted under Section 7.01 and (B) obligations not constituting Indebtedness incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by Holdings or any of its Subsidiaries hereunder shall be paid in full or released as to the business, persons or properties being so acquired on or before the consummation of such acquisition;

(iv) the person or business to be acquired shall be, or shall be engaged in, a business of the type that the Company and the Subsidiaries are permitted to be engaged in under Section 7.15 and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents and shall be free and clear of any Liens, other than Permitted Collateral Liens;

(v) the Board of Directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (unless such opposition has been publicly withdrawn);

(vi) all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law;

(vii) the Company shall have provided the Noteholders with (A) historical financial statements for the last fiscal year (or, if less, the number of months since formation) of the person or business to be acquired (to the extent available) and unaudited financial statements thereof for the most recent interim period which are available, (B) reasonably detailed projections for the succeeding year pertaining to the person or business to be acquired and updated projections for the Company after giving effect to such transaction, (C) copies of all material documentation pertaining to such transaction, and (D) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Required Holders; and

(viii) the aggregate amount of the Acquisition Consideration for any Permitted Acquisition shall not exceed (x) prior to a QIPO, 10% of the enterprise value of Holdings on a consolidated basis, or (y) following a QIPO, 17.5% of the enterprise value of Holdings on a consolidated basis, in each case, (I) calculated without giving effect to such Permitted Acquisition and (II) as determined by the Board of Directors of Holdings acting reasonably and in good faith.

“Permitted Collateral Liens” means (a) in the case of Collateral other than Mortgaged Property, the Liens described in clauses (a), (b), (c), (d), (e), (f), (g), (h), (j), (k), (l), (m) and (n) of Section 7.02 and (b) in the case of Mortgaged Property, “Permitted Collateral Liens” shall mean the Liens described in clauses (a), (b), (d), (e), (g) and (l) of Section 7.02; provided, however, upon the date of delivery of each Mortgage under Section 6.10 or 6.11, Permitted Collateral Liens shall mean only those Liens set forth in Schedule B to the applicable Mortgage.

“Permitted Cure Security” shall mean the Common Stock.

“Permitted Holders” shall mean (a) the Investors, (b) their Controlled Investment Affiliates, (c) Permitted Transferees with respect to (i) the portion of their ownership of Voting Stock of Holdings representing not more than that 8% of the total outstanding Voting Stock of Holdings and (ii) the portion of their ownership of Equity Interests of Holdings representing not more than 8% of the total economic interests of Holdings, and (d) with respect to the Persons described in clause (a) above, Related Parties.

“Permitted Liens” shall have the meaning assigned to such term in Section 7.02.

“Permitted Tax Distributions” shall mean payments, dividends or distributions by (i) the Company to Holdings in order to pay consolidated or combined federal, state or local taxes not payable directly by the Company or any of its Subsidiaries which payments by the Company are not in excess of the tax liabilities that would have been payable by the Company and its Subsidiaries on a stand alone basis or (ii) Wyndcrest UK to Holdings in order to pay consolidated or combined federal, state or local taxes not payable directly by Wyndcrest UK or any of its Subsidiaries which payments by Wyndcrest UK are not in excess of the tax liabilities that would have been payable by Wyndcrest UK and its Subsidiaries on a stand alone basis.

“Permitted Transferees” shall mean the group consisting of (i) current or future directors, officers, consultants, employees, strategic partners and other management personnel of the Company and (ii) bona fide investors in Holdings who made such Investment without the intent of causing a change of control in the management or affairs of the Company.

“person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by Holdings or any of its Subsidiaries or its ERISA Affiliates or with respect to which Holdings or any of its Subsidiaries could incur liability (including under Section 4069 of ERISA).

“Predecessor Note” of any particular Note shall mean every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note.

“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Second Closing Date.

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Private Placement Memorandum” shall mean that certain Confidential Private Placement Memorandum dated as of April 21, 2006.

“Pro Forma Basis” shall mean on a pro forma basis in accordance with GAAP and otherwise reasonably satisfactory to the Required Holders.

“Pro Rata Share” means, as to a particular Noteholder, with respect to all payments, computations and other matters, the percentage obtained by dividing (a) the aggregate principal amount of the Notes held by that Noteholder by (b) the aggregate outstanding principal amount of all Notes held by the Noteholders.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Property Material Adverse Effect” shall have the meaning assigned thereto in the applicable Mortgage.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Purchased Preferred Stock” shall have the meaning assigned to such term in the recitals hereto.

“Purchased Security” shall mean, individually, any Initial Purchased Security or any Second Closing Purchased Security, and “Purchased Securities” shall mean, collectively, the Initial Purchased Securities and the Second Closing Purchased Securities.

“Purchasers” shall have the meaning assigned to such term in the preamble hereto.

“QIPO” shall mean the first underwritten public offering by Holdings of its Common Stock after the Second Closing Date pursuant to a registration statement filed with the Commission in accordance with the Securities Act, which public offering shall raise gross cash proceeds to Holdings of at least $25,000,000.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Qualified Cash” of any person shall mean, as of any date, an amount equal to the cash and Cash Equivalents set forth on the consolidated balance sheet of such person determined in accordance with GAAP, less an amount equal to that portion of deferred revenue and advance billings (or similar items) set forth on such balance sheet as of such date which represents an amount determined in good faith by Holdings required to be expended to earn into revenue such deferred revenue and advance billings (the “Cost Portion”); provided that in no case shall the Cost Portion be less than 63% of the aggregate amount of such deferred revenue and advance billings as of such date.

“Qualified Institutional Buyer”: shall have the meaning assigned to such term in Rule 144A promulgated under the Securities Act.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Redemption Date” when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to this Agreement or the Notes.

“Redemption Price” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Agreement or the Notes.

“Reference Closing Price” shall have the meaning assigned to such term in Exhibits A-1 and A-2 hereto.

“Regular Record Date” has the meaning set forth in Section 10.05.

“Regulation S” shall mean Regulation S under the Securities Act (or any successor provision), as it may be amended from time to time.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Required Holders” shall mean Noteholders holding a majority of the aggregate principal amount of outstanding Notes.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Response” shall mean (a) ”response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate, monitor or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Rule 144A” shall mean Rule 144A under the Securities Act (or any successor provision), as it may be amended from time to time.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“sale” shall have the meaning assigned to such term in Section 10.07.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 7.03.

“Second Closing Conditions” shall have the meaning assigned to such term in Section 5.02.

“Second Closing Date” shall have the meaning assigned to such term in Section 2.04.

“Second Closing Date Perfection Certificate” shall mean the Perfection Certificate dated the Second Closing Date.

“Second Closing Fee Letter” shall mean that certain Fee Letter among Holdings and FIA relating to the Second Closing Purchased Securities.

“Second Closing Purchase Price” shall have the meaning assigned to such term in Section 2.02(b).

“Second Closing Purchased Security” shall mean, individually, any of the Additional Notes or Additional Warrants, and “Second Closing Purchased Securities” means, collectively, the Additional Notes and Additional Warrants.

“Second Closing Transactions” shall mean, collectively, the transactions to occur pursuant to the Financing Documents executed and delivered on the Second Closing Date, including (a) the execution, delivery and performance of such Financing Documents and the issuance of the Second Closing Purchased Securities in connection therewith; (b) the Foundry Seller Note Refinancing; and (c) the payment of all fees and expenses to be paid on or prior to the Second Closing Date and owing in connection with the foregoing.

“Secured Parties” shall mean, collectively, the Agent and the Noteholders.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit I among the Company, the Guarantors party thereto and the Agent for the benefit of the Secured Parties.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement (a) on the First Closing Date or (b) thereafter pursuant to Section 6.10.

“Security Documents” shall mean the Security Agreement, the UK Security Documents, the Mortgages, if any, and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, the UK Security Documents, any Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement, the UK Security Documents or any Mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Obligations.

“Security Register” shall have the meaning assigned to such term in Section 10.06.

“Significant Subsidiary” shall mean any Subsidiary of Holdings, other than Senbazuru Productions (for so long as it engages in no material activities and acquires no material assets except as in effect on the First Closing Date), that shall at any time have assets with a fair market value in excess of $50,000 or revenue in excess of $50,000 in any twelve month period.

“Sponsor” shall mean Wyndcrest Holdings, LLC, a Florida limited liability company.

“Stated Maturity Date” shall have the meaning assigned to such term in Exhibits A-1 and A-2 hereto.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Stockholders Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Subordinated Indebtedness” shall mean Indebtedness of the Company or any Guarantor that is by its terms subordinated in right of payment to the Obligations of the Company and such Guarantor, as applicable.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more Subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more Subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more Subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more Subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Holdings.

“Subsidiary Guarantor” shall mean D2 Software, Inc., Wyndcrest UK, Foundry and each other Significant Subsidiary that becomes a party to this Agreement pursuant to Section 6.10.

“Supplemental Private Placement Memorandum” shall mean, collectively, that certain Supplement No. 1 to the Confidential Private Placement Memorandum dated as of May 3, 2006, and that certain Supplement No. 2 to the Confidential Private Placement Memorandum dated as of May 29, 2006.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Required Holders) to the Required Holders, the Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required under the definition herein of “Title Policy” or (b) otherwise acceptable to the Agent.

“Tax Returns” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of Holdings then last ended (in each case taken as one accounting period).

“Title Company” shall mean any title insurance company as shall be retained by Holdings and reasonably acceptable to the Required Holders.

“Title Policy” shall mean, with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 115% of the fair market value of such Mortgaged Property and fixtures, which policy (or such marked-up commitment) shall (i) be issued by the Title Company, (ii) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Noteholders, (iii) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (iv) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Noteholders) as shall be reasonably requested by the Agent or the Noteholders (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, and so-called comprehensive coverage over covenants and restrictions), and (v) contain no exceptions to title other than exceptions acceptable to the Noteholders.

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA for the Test Period then most recently ended.

“Trading Day” shall have the meaning assigned to such term in Exhibits A-1 and A-2 hereto.

“Transaction Documents” shall mean, collectively, the Original Acquisition Documents, the Foundry Acquisition Documents and the Financing Documents

“Transactions” shall mean, collectively, the Original Transactions, the Foundry Transactions and the Second Closing Transactions.

“Transferred Subsidiary Guarantor” shall have the meaning assigned to such term in Section 8.09.

“Trustee” shall mean a nationally recognized trust company reasonably satisfactory to the Required Holders having a combined capital and surplus of at least $100,000,000 as set forth in its most recent applicable published annual report of condition.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“UK Security Documents” shall mean (i) each security document or pledge agreement delivered in accordance with the law of England and Wales to grant a valid, perfected security interest in any property as collateral for the Obligations, (ii) all other financing statements or instruments of perfection required pursuant to each such security document or pledge agreement, and (iii) any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to any document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property of any Subsidiary of Holdings organized under the law of England and Wales as collateral for the Obligations, each such document, pledge or filing to be reasonably satisfactory to the Required Holders.

“Unfinanced Capital Expenditures” shall mean any Capital Expenditure not made pursuant to any Capital Lease Obligation.

“United States” shall mean the United States of America.

“U.S. Government Obligations” shall mean marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America that, in each case, mature within one year from the date of acquisition thereof and are not callable or redeemable at the option of the issuer thereof.

“USA PATRIOT Act” shall have the meaning assigned to such term in Section 3.23.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Warrant” shall mean, individually, any Initial Warrant or any Additional Warrant and “Warrants” means, collectively, the Initial Warrants and the Additional Warrants.

“Warrant Share” shall mean a share of the Common Stock issuable upon exercise of a Warrant.

“Warrantholder” means a person in whose name a Warrant or Warrant Share is registered.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Wyndcrest UK” shall have the meaning assigned to such term in the recitals hereto.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Financing Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.”

SECTION 1.03 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by the Company and the Required Holders.

SECTION 1.04 Resolution of Drafting Ambiguities. Each Issuer acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Financing Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

AUTHORIZATION, ISSUANCE AND SALE OF SECURITIES

SECTION 2.01 Authorization of Issue.

(a) On the First Closing Date, (i) the Company authorized the issue and sale of $12,500,000 in aggregate principal amount of the Initial Notes, each in the form of Exhibit A-1 hereto, (ii) Holdings authorized the issue and sale of (x) 1,000,000 shares of Purchased Preferred Stock, each share of Purchased Preferred Stock issued under the Certificate of Designations, and (y) 7,323,077 Initial Warrants to purchase initially 7,323,077 shares of Common Stock, each Initial Warrant in the form of Exhibit N-1 hereto, and (iii) each Guarantor authorized the issue of its Guarantee of the Initial Notes, each such Guarantee in the form of Exhibit B hereto.

(b) As of the Second Closing Date, (i) the Company has authorized the issue and sale of $7,000,000 in aggregate principal amount of the Additional Notes, each Additional Note to be in the form of Exhibit A-2 hereto, (ii) Holdings has authorized the issue and sale of 2,500,000 Additional Warrants to purchase initially 2,500,000 shares of Common Stock, each Additional Warrant to be in the form of Exhibit N-2 hereto, and (iii) each Guarantor has authorized the issue of its Guarantee of the Additional Notes, each such Guarantee in the form of Exhibit B hereto.

SECTION 2.02 Purchase and Sale .

(a) On the First Closing Date, the Company and Holdings, as applicable, sold to each Purchaser, and each Purchaser, acting severally and not jointly, purchased from the Company and Holdings, as applicable, the aggregate principal amount of Initial Notes, the aggregate number of shares of Purchased Preferred Stock and the aggregate number of Additional Warrants, in each case as set forth in Schedule A-1 opposite the name of such Purchaser at (i) 89.2% of the principal amount thereof in the case of the Notes, (ii) $1.00 per share of Purchased Preferred Stock and (iii) $0.1845 per Warrant in the case of the Warrants (the “Initial Purchase Price”).

(b) On the basis of the representations and warranties contained herein and subject to the terms and conditions set forth herein, the Company and Holdings, as applicable, agree to sell to each Purchaser, and each Purchaser, acting severally and not jointly, agrees to purchase from the Company and Holdings, as applicable, the aggregate principal amount of Notes and the aggregate number of Warrants, in each case as set forth in Schedule A-2 opposite the name of such Purchaser at (i) 93.41% of the principal amount thereof in the case of the Notes and (ii) $0.1845 per Warrant in the case of the Warrants (the “Second Closing Purchase Price”).

SECTION 2.03 First Closing. The purchase and sale of, payment for and delivery of the Initial Purchased Securities pursuant to the Original Purchase Agreement occurred at the offices of Cahill Gordon & Reindel llp, 80 Pine Street, New York, New York 10005-1702, at 9:00 a.m., New York City time, on July 21, 2006 (the “First Closing Date”). On the First Closing Date, Holdings or the Company, as applicable, delivered to each Purchaser the Initial Purchased Securities purchased by such Purchaser on the First Closing Date against payment by such Purchaser to Holdings and the Company to their order of the amount of the Initial Purchase Price paid by such Purchaser therefor.

SECTION 2.04 Second Closing. The purchase and sale of, payment for and delivery of the Second Closing Purchased Securities pursuant to this Agreement shall occur at the offices of Cahill Gordon & Reindel llp, 80 Pine Street, New York, New York 10005-1702, at 9:00 a.m., New York City time, on May 16, 2007, or such other time as shall be agreed upon by the Purchasers and the Company (such date of payment and delivery being herein called the “Second Closing Date”). On the Second Closing Date, Holdings or the Company, as applicable, will deliver to each Purchaser the Second Closing Purchased Securities to be purchased by such Purchaser on the Second Closing Date against payment by such Purchaser to Holdings and the Company by wire transfer in immediately available funds of the applicable portion of the Second Closing Purchase Price to be paid by such Purchaser therefor to such bank account or accounts as Holdings and the Company may request in writing at least two Business Days prior to the Second Closing Date.

SECTION 2.05 Waiver of Antidilution Rights. The Purchasers hereby waive any antidilution rights with respect to the Holdings Preferred Stock and the Initial Warrants pursuant to Section (e)(v)(B) of the Certificate of Designations and Section 4(b) of the Initial Warrants certificate, respectively, solely as such rights may be triggered by the sale, purchase and issuance of the Additional Warrants hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ISSUERS

Each Issuer acting jointly and severally represents and warrants to each Purchaser and each Noteholder as of the date hereof that, except as qualified or otherwise disclosed in the Disclosure Schedule attached hereto:

SECTION 3.01 Organization; Powers. Each Issuer (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no existing default under any Organizational Document of any Issuer or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

SECTION 3.02 Authorization; Enforceability. The Second Closing Transactions to be entered into by each Issuer and the Foundry Transactions entered into by certain Issuers are within such Issuer’s powers and have been duly authorized by all necessary action on the part of such Issuer. This Agreement has been duly executed and delivered by each Issuer and constitutes, and each other Financing Document to which any Issuer is to be a party, when executed and delivered by such Issuer, will constitute, a legal, valid and binding obligation of such Issuer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 No Conflicts. Except as set forth on Schedule 3.03, the consummation of the Second Closing Transactions and the Foundry Transactions by the Issuers (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Financing Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of the Issuers, (c) will not violate any Requirement of Law, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Issuer or its property, or give rise to a right thereunder to require any payment to be made by any Issuer, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of the Issuers, except Liens created by the Financing Documents and Permitted Liens.

SECTION 3.04 Financial Statements; Projections.

(a) Historical Financial Statements. The Company has heretofore delivered to the Purchasers or their representatives the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company (i) as of and for the fiscal years ended December 31, 2005, 2004, 2003 and 2002, audited by and accompanied by the unqualified opinion of PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the six-month period ended June 30, 2006, the nine-month period ended September 30, 2006 and the three-month period ended March 31, 2007 and the monthly periods ended January 31, 2007 and February 28, 2007 and for the comparable periods of the preceding fiscal year. Such financial statements and all financial statements delivered pursuant to Section 6.01(a), (b) and (c) have been or will be prepared in accordance with GAAP and present fairly and accurately the financial condition and results of operations and cash flows of the Company as of the dates and for the periods to which they relate, subject, in the case of such interim statements, to the absence of footnotes, normal year end adjustments and presentation in condensed format omitting certain line items required by GAAP. The Company has heretofore delivered to the Purchasers Foundry’s unaudited balance sheet as of January 31, 2007 and as of March 31, 2007, and Foundry’s unaudited profit and loss account (including any notes thereon) for the period of ten (10) months ended January 31, 2007 and for the period of three (3) months ended March 31, 2007.

(b) No Liabilities. Except as set forth in the financial statements referred to in Section 3.04(a), there are no liabilities of Holdings or any of its Subsidiaries of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which would be required to be disclosed under GAAP and are not so disclosed, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Financing Documents. Since December 31, 2005 there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

(c) [Reserved].

(d) Forecasts. The forecasts of financial performance of Holdings and its Subsidiaries furnished to the Purchasers have been prepared in good faith by Holdings and based on assumptions believed by Holdings to be reasonable at the time of their preparation, as set forth with greater particularity in Schedule 3.04(d).

SECTION 3.05 Properties.

(a) Generally. The Issuers have good title to, or valid leasehold interests in, all the property material to their business, free and clear of all Liens except for, in the case of Collateral, Permitted Collateral Liens and, in the case of all other material property, Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The property of the Issuers, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Issuers as presently conducted.

(b) Real Property. Holdings and its Subsidiaries own no fee interest in Real Property. Schedule 8 to the First Closing Date Perfection Certificate, as supplemented by the Second Closing Date Perfection Certificate, contains a true and complete list of each interest in Real Property leased, subleased or otherwise occupied or utilized by Holdings or any of its Subsidiaries, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by Holdings or such Subsidiary, as the case may be, and whether any Lease requires the consent of the landlord or tenant thereunder, or other party thereto, to the Second Closing Transactions.

(c) No Casualty Event. Neither Holdings nor any Subsidiary has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of its property that could reasonably be expected to result in a Material Adverse Effect.

(d) Collateral. Except as set forth in Schedule 3.05(d), the Issuers own or have rights to use all of the Collateral and all rights with respect to any of the foregoing used in, necessary for or material to their business as currently conducted. Except as set forth in Schedule 3.05(d), the use by the Issuers of such Collateral and all such rights with respect to the foregoing do not, to the knowledge of the Issuers, infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 3.05(d), no claim has been made and remains outstanding that Holdings’ or any of its Subsidiaries’ use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Intellectual Property.

(a) Ownership/No Claims. Except as set forth in Schedule 3.06(a), the Issuers own, or are licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of their business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 3.06(a), no claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Issuer know of any valid basis for any such claim, except for such claims that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 3.06(a), the use of such Intellectual Property by the Issuers does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Registrations. Except pursuant to licenses and other user agreements entered into by Holdings and each of its Subsidiaries in the ordinary course of business that are listed in Schedule 12(a) or 12(b) to the First Closing Date Perfection Certificate, as supplemented by the Second Closing Date Perfection Certificate, on and as of the date hereof (i) each of Holdings and its Subsidiaries owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, the copyrights, patents or trademarks (as such terms are defined in the Security Agreement) listed in Schedule 12(a) or 12(b) to the First Closing Date Perfection Certificate, as supplemented by the Second Closing Date Perfection Certificate, and (ii) all registrations listed in Schedule 12(a) or 12(b) to the First Closing Date Perfection Certificate, as supplemented by the Second Closing Date Perfection Certificate, are valid and in full force and effect.

(c) No Violations or Proceedings. To each Issuer’s knowledge, on and as of the date hereof, there is no material violation by others of any right of such Issuer with respect to any copyright, patent or trademark listed in Schedule 12(a) or 12(b) to the First Closing Date Perfection Certificate, as supplemented by the Second Closing Date Perfection Certificate, pledged by it under the name of such Issuer, except as may be set forth on Schedule 3.06(c).

SECTION 3.07 Capitalization; Equity Interests and Subsidiaries.

(a) Capitalization. After giving effect to the Second Closing Transactions, the authorized Equity Interests of Holdings consist solely of 180,000,000 shares of Common Stock, of which 72,675,183 shares will be issued and outstanding and 25,000,000 shares of its Preferred Stock, of which 1,000,000 shares will be issued and outstanding. No shares of any class of Equity Interests of Holdings were held by Holdings in its treasury or by Holdings’ Subsidiaries. Schedule 3.07(a) sets forth all Equity Interests and warrants and options in Holdings as of the Second Closing Date, together with a true and correct list of the holders of such Equity Interests, warrants and options, and, other than as reflected on such schedule, Holdings (i) has not issued any shares of any class of its Equity Interests and (ii) has not split, combined or reclassified any of its shares of any class of its Equity Interests. All the issued and outstanding Equity Interests (including all shares of Purchased Preferred Stock and all Common Stock to be issued upon exercise of the Warrants or conversion of the Purchased Preferred Stock) of Holdings have been duly authorized and are (or in the case of Common Stock issued upon exercise of the Warrants or conversion of the Purchased Preferred Stock will be) validly issued, fully paid and nonassessable and are (or in the case of Common Stock issued upon exercise of the Warrants, will be) free of preemptive rights. Holdings has duly reserved for issuance a sufficient number of shares of Common Stock for issuance upon exercise of the Warrants at the initial exercise rate thereof and upon conversion of the Purchased Preferred Stock at the initial conversion rate thereof. Except as set forth on Schedule 3.07(a), there are no securities of Holdings or any of its Subsidiaries that are convertible into or exchangeable for Equity Interests of Holdings or any of its Subsidiaries, and no options, warrants, calls, subscriptions, convertible securities, or other like rights, agreements or commitments which obligate Holdings or any of its Subsidiaries. There are no outstanding obligations of Holdings or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of Holdings or any of its Subsidiaries and, except as set forth on Schedule 3.07(a), neither Holdings nor any of its Subsidiaries has any awards or options outstanding under any stock option plans or agreements or any other outstanding stock-related awards. Except as set forth on Schedule 3.07(a), as of the Second Closing Date, neither Holdings nor any of its Subsidiaries has any obligation to issue, transfer or sell any Equity Interests of Holdings or its Subsidiaries, other than pursuant to the exercise of options issued by the Company prior to the effective date of the Original Acquisition or the requirements of the Financing Documents. There will be no voting trusts or other agreements or understandings to which Holdings or any of its Subsidiaries will be party with respect to the holding, voting or disposing of Equity Interests of Holdings or any of its Subsidiaries, other than pursuant to the Financing Documents. After the Second Closing Date, neither Holdings nor any of its Subsidiaries will have any outstanding bonds, debentures, notes or similar obligations or securities that entitle the holders thereof to vote with the stockholders of Holdings or any of its Subsidiaries on any matter or which are convertible into or exercisable for securities having such a right to vote.

(b) Equity Interests. Schedules 1(a) and 10(a) to the First Closing Date Perfection Certificate, as supplemented by the Second Closing Date Perfection Certificate, set forth a list of (i) all the Subsidiaries of Holdings and their jurisdictions of organization as of the Second Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Second Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Second Closing Date. All Equity Interests of the Issuers are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Holdings, are owned by Holdings, directly or indirectly through Wholly Owned Subsidiaries. Each Issuer is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Documents, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Documents, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

(c) No Consent of Third Parties Required. No consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status of the security interest of the Agent in any Equity Interests pledged to the Agent for the benefit of the Secured Parties under the Security Documents or the exercise by the Agent of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect thereof.

(d) Organizational Chart. An accurate organizational chart, showing the ownership structure of Holdings and each of its Subsidiaries on the Second Closing Date is set forth on Schedule 10(a) to the First Closing Date Perfection Certificate, as supplemented by the Second Closing Date Perfection Certificate.

(e) Nature of Business of Subsidiaries of Holdings. No Subsidiary of Holdings, other than the Company, D2 Software, Inc., Wyndcrest UK or Foundry, constitutes a Significant Subsidiary.

SECTION 3.08 Litigation; Compliance with Laws. Except as set forth on Schedule 3.08, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Issuer, threatened against or affecting Holdings or any of its Subsidiaries or any business, property or rights of Holdings or any of its Subsidiaries (i) that involve any Financing Document or any of the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except as set forth on Schedule 3.08, and except for matters covered by Section 3.18, neither Holdings nor any Subsidiary or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting Holdings’ or any of its Subsidiaries’ Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09 Agreements. Neither Holdings nor any Subsidiary is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default. Schedule 3.09 accurately and completely lists all material agreements (other than leases of Real Property set forth on Schedule 8(a) or 8(b) to the First Closing Date Perfection Certificate, as supplemented by the Second Closing Date Perfection Certificate) to which Holdings or any of its Subsidiaries is a party which are in effect on the date hereof in connection with the operation of the business conducted thereby and Holdings has delivered to each Purchaser complete and correct copies of all such material agreements, including any amendments, supplements or modifications with respect thereto, and all such agreements are in full force and effect.

SECTION 3.10 Federal Reserve Regulations.

(a) Neither Holdings nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. The pledge of the Securities Collateral pursuant to the Security Documents does not violate the regulations of the Board, including Regulation T, U or X.

(b) No part of the proceeds from the issuance of any Second Closing Purchased Security will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

SECTION 3.11 Investment Company Act. Neither Holdings nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12 Use of Proceeds. The Company will use the proceeds from the issuance of the Second Closing Purchased Securities as set forth on Schedule 3.12.

SECTION 3.13 Taxes. Each of Holdings and its Subsidiaries has (a) timely filed or caused to be timely filed all federal Tax Returns and all material state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which Holdings or such Subsidiary has set aside on its books adequate reserves in accordance with GAAP and (ii) which could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Each Issuer and its Subsidiaries has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. No Issuer or any of its Subsidiaries is aware of any proposed or pending tax assessments, deficiencies or audits against it. Neither Holdings nor any of its Subsidiaries has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6111(c), Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. No waivers of statutes of limitation have been given by or requested with respect to any Taxes of Holdings or any of its Subsidiaries for any open tax year. None of Holdings or any of its Subsidiaries will be required, as a result of (i) a change in accounting method to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period ending at or after the First Closing Date, or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period ending at or after the First Closing Date. There are no Liens on any of the assets of Holdings or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax. Neither Holdings nor any of its Subsidiaries has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return containing any member other than the Company and its Subsidiaries and Wyndcrest UK and its Subsidiaries. No closing agreements, private letter rulings, technical advance memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to Holdings or any of its Subsidiaries, except for those that were determined favorably to the taxpayer, or resulted in adverse consequences immaterial to the taxpayer. Neither Holdings nor any of its Subsidiaries or any predecessors to any of such entities has made any consent under Section 341 of the Code with respect to Holdings or any such Subsidiary.

SECTION 3.14 No Material Misstatements. No information, report, financial statement, certificate, exhibit or schedule furnished by or on behalf of Holdings or any of its Subsidiaries to any Purchaser in connection with the negotiation of any Financing Document or included therein or delivered pursuant thereto, including, without limitation, the Private Placement Memorandum (as supplemented by the Supplemental Private Placement Memorandum), taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading, as of the date such information is dated or certified; provided that, to the extent any such information, report, financial statement, certificate, exhibit or schedule was based upon or constitutes a forecast or projection, each Issuer represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, certificate, exhibit or schedule.

SECTION 3.15 Labor Matters. As of the Second Closing Date, there are no strikes, lockouts or slowdowns against Holdings or any of its Subsidiaries pending or, to the knowledge of any Issuer, threatened. Except as disclosed in Schedule 3.15, the hours worked by and payments made to employees of Holdings or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from Holdings or any of its Subsidiaries, or for which any claim may be made against Holdings or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings or such Subsidiary, as appropriate, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings or any of its Subsidiaries is bound.

SECTION 3.16 Solvency. Immediately after the consummation of the Second Closing Transactions to occur on the Second Closing Date and immediately after giving effect to the application of the proceeds from the issuance of Second Closing Purchased Securities on such date, (a) the fair value of the properties of Holdings (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Holdings (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its existing debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; and (c) Holdings (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Second Closing Date (in each case consistent with the past practices of the Subsidiaries).

SECTION 3.17 Employee Benefit Plans. Holdings and each of its Subsidiaries and their ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA and the Code (relating to employee benefit plans) and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of Holdings or any of its Subsidiaries or any of their ERISA Affiliates or the imposition of a Lien on any of the property of Holdings or any of its Subsidiaries. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000 the fair market value of the property of all such underfunded Plans. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of Holdings and each of its Subsidiaries or their ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.18 Environmental Matters.

(a) Except as set forth in Schedule 3.18 and except as, individually or in the aggregate, could not reasonably be expected to result in a loss to the business, property, operations or prospects of Holdings or any of its Subsidiaries in excess of $100,000:

(i) Holdings and each of its Subsidiaries and their businesses, operations and Real Property are in compliance with, and Holdings and each of its Subsidiaries have no liability under, any applicable Environmental Law; and under the currently effective business plan of Holdings and each of its Subsidiaries, no expenditures or operational adjustments will be required in order to comply with applicable Environmental Laws during the next five years;

(ii) Holdings and each of its Subsidiaries have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of Holdings and each of its Subsidiaries, no expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits during the next five years;

(iii) There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by Holdings or any of its Subsidiaries or their predecessors in interest that could reasonably be expected to result in liability to Holdings or any of its Subsidiaries under any applicable Environmental Law;

(iv) There is no Environmental Claim pending or, to the knowledge of any Issuer, threatened against Holdings or any of its Subsidiaries, or relating to the Real Property currently or formerly owned, leased or operated by Holdings or any of its Subsidiaries or their predecessors in interest or relating to the operations of Holdings or any of its Subsidiaries, and there are no actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of such an Environmental Claim; and

(v) No person with an indemnity or contribution obligation to Holdings or any of its Subsidiaries relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(b) (i) Neither Holdings nor any of its Subsidiaries is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and neither Holdings nor any of its Subsidiaries is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(ii) No Real Property or facility owned, operated or leased by Holdings or any of its Subsidiaries and, to the knowledge of the Issuers, no Real Property or facility formerly owned, operated or leased by Holdings or any of its Subsidiaries or any of their predecessors in interest is (A) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (B) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (C) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

(iii) No Lien has been recorded or, to the knowledge of any Issuer, threatened under any Environmental Law with respect to any Real Property or other assets of Holdings or any of its Subsidiaries;

(iv) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law; and

(v) Holdings and each of its Subsidiaries have made available to the Purchasers all material records and files in the possession, custody or control of, or otherwise reasonably available to, Holdings and each of its Subsidiaries concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by Holdings or any of its Subsidiaries.

SECTION 3.19 Insurance. Schedule 3.19 sets forth a true, complete and correct description of all insurance maintained by Holdings and each of its Subsidiaries as of the Second Closing Date. All insurance maintained by Holdings and each of its Subsidiaries is in full force and effect, all premiums have been duly paid, and neither Holdings nor any Subsidiary has received notice of violation or cancellation thereof, and there exists no default under any Insurance Requirement that could reasonably be expected to result in a Material Adverse Effect. Each of Holdings and its Subsidiaries has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

SECTION 3.20 Security Documents.

(a) Security Agreement. The Security Agreement is effective to create in favor of the Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the First Closing Date Perfection Certificate, as supplemented by the Second Closing Date Perfection Certificate, and (ii) upon the taking of possession or control by the Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Agent to the extent possession or control by the Agent is required by the Security Documents), the Liens created by the Security Documents shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Collateral Liens.

(b) The UK Security Documents are effective to create in favor of the Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all Collateral described therein, and when all applicable steps have been taken under the law of England and Wales or as reasonably requested by the Purchasers, the Liens created by the UK Security Documents shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in such Collateral (other than such Collateral in which a security interest cannot be perfected under Applicable Law of England and Wales at the relevant time), in each case subject to no Liens other than Permitted Collateral Liens.

(c) PTO Filing; Copyright Office Filing. The Liens created by the Security Agreement constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents (as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Permitted Collateral Liens.

(d) Valid Liens. Each Security Document delivered pursuant to Sections 6.10 and 6.11 will, upon execution and delivery thereof, be effective to create in favor of the Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Issuers’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which such possession or control shall be given to the Agent to the extent required by any Security Document), the Liens created by such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Issuers in such Collateral (other than such Collateral (except for Real Property) in which a security interest cannot be perfected under the UCC or other Applicable Law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than the applicable Permitted Collateral Liens.

SECTION 3.21 Original Acquisition Documents; Representations and Warranties in Original Acquisition Agreement. Schedule 3.21 lists (i) each exhibit, schedule, annex or other attachment to the Original Acquisition Agreement and (ii) each material agreement, certificate, instrument, letter or other document not referenced in clause (i) entered into, executed or delivered in connection with the Original Acquisition. The Purchasers have been furnished true and complete copies of each Original Acquisition Document to the extent executed and delivered on or prior to the First Closing Date. All representations and warranties of each Issuer or non-stockholder Affiliate thereof set forth in the Original Acquisition Agreement were true and correct in all material respects as of the time such representations and warranties were made. All conditions precedent to the Original Acquisition Documents had been fulfilled prior to the consummation of the Original Acquisition and not waived. The Original Acquisition Documents have not been amended or otherwise modified from the executed copies and there has been no breach of any material term or condition of the Original Acquisition Documents.

SECTION 3.22 Foundry Acquisition Documents; Representations and Warranties in Foundry Acquisition Agreement. Schedule 3.22 lists (i) each exhibit, schedule, annex or other attachment to the Foundry Acquisition Agreement and (ii) each material agreement, certificate, instrument, letter or other document not referenced in clause (i) entered into, executed or delivered in connection with the Foundry Acquisition. The Purchasers have been furnished true and complete copies of each Foundry Acquisition Document to the extent executed and delivered on or prior to the Second Closing Date. All representations and warranties of each Issuer or non-stockholder Affiliate thereof set forth in the Foundry Acquisition Agreement were true and correct in all material respects as of the time such representations and warranties were made. All conditions precedent to the Foundry Acquisition Documents had been fulfilled prior to the consummation of the Foundry Acquisition and not waived. The Foundry Acquisition Documents have not been amended or otherwise modified from the executed copies and there has been no breach of any material term or condition of the Foundry Acquisition Documents.

SECTION 3.23 Anti-Terrorism Law.

(a) Neither Holdings nor any of its Subsidiaries nor, to the knowledge of the Issuers, any of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”).

(b) Neither Holdings nor any of its Subsidiaries nor, to the knowledge of the Issuers, any Affiliate or broker or other agent of Holdings or any of its Subsidiaries acting or benefiting in any capacity in connection with the issuance of the Second Closing Purchased Securities is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Purchaser is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) Neither Holdings nor any of its Subsidiaries nor, to the knowledge of the Issuers, any broker or other agent of Holdings or any of its Subsidiaries acting in any capacity in connection with the issuance and sale of the Second Closing Purchased Securities (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 3.24 Eligibility for Resale Under Rule 144A. The Purchased Securities are eligible for resale pursuant to Rule 144A and are not of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted on a U.S. automated interdealer quotation system.

SECTION 3.25 Private Offering; No Integration or General Solicitations.

(a) It is not necessary in connection with the offer, sale and delivery of the Second Closing Purchased Securities to the Purchasers in the manner contemplated by this Agreement to register the offer and sale of the Second Closing Purchased Securities under the Securities Act.

(b) Neither Holdings nor any of its Subsidiaries has, directly or indirectly, offered, sold or solicited any offer to buy and neither Holdings nor any of its Subsidiaries will, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the sale of the Second Closing Purchased Securities and require the offer and sale of any Second Closing Purchased Securities to be registered under the Securities Act. None of Holdings, its Subsidiaries, their respective Affiliates or any person acting on its or any of their behalf (other than the Purchasers, as to whom the Issuers make no representation or warranty) has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering of the Second Closing Purchased Securities.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser acting jointly and severally represents and warrants to each Issuer as of the date hereof that:

SECTION 4.01 Authorization; Enforceability. This Agreement and each other Financing Document to which such Purchaser is to be a party has been duly authorized and this Agreement has been duly executed and delivered by such Purchaser and constitutes, and each other Financing Document to which such Purchaser is to be a party, when executed and delivered by such Purchaser, will constitute, a legal, valid and binding obligation of such Purchaser, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.02 Investment Purpose. Such Purchaser is acquiring the Additional Notes and the other Second Closing Purchased Securities for its own account and not with a view toward, or for resale in connection with, the sale or distribution thereof within the meaning of the Securities Act that would be in violation of the securities laws of the United States or any state thereof, but subject, nevertheless, to the disposition of its property being at all times within its control.

SECTION 4.03 Accredited Investor Status. Such Purchaser is an Accredited Investor.

SECTION 4.04 Reliance on Exemptions. Such Purchaser understands that the Additional Notes are being offered and issued in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and each of the Issuers is relying in part upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Additional Notes.

SECTION 4.05 No Conflict. The consummation of the Transactions by such Purchaser (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority applicable to such Purchaser, except such as have been obtained or made and are in full force and effect, (b) will not violate the Organizational Documents of such Purchaser, (c) will not violate any Requirement of Law applicable to such Purchaser and (d) will not result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon such Purchaser or its property, or give rise to a right thereunder to require any payment to be made by such Purchaser.

SECTION 4.06 Anti-Terrorism.

(a) Neither such Purchaser nor, to the knowledge of such Purchaser, any of its Affiliates is in violation of any Anti-Terrorism Laws, the Executive Order or the USA PATRIOT Act.

(b) Neither such Purchaser nor, to the knowledge of such Purchaser, any Affiliate or broker or other agent of such Purchaser acting or benefiting in any capacity in connection with the issuance of the Second Closing Purchased Securities is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(iv) a person that is named as a “specially designated national and blocked person” on the most current list of published by OFAC at its official website or any replacement website or other replacement official publication of such list.

(c) Neither such Purchaser nor any of its Subsidiaries nor, to the knowledge of such Purchaser, any broker or other agent of such Purchaser acting in any capacity in connection with the issuance and sale of the Second Closing Purchased Securities (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE V

CONDITIONS TO PURCHASERS’ OBLIGATIONS

SECTION 5.01 First Closing Date Conditions. The obligation of the Purchasers to purchase the Initial Purchased Securities purchased on the First Closing Date was subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in Section 5.01 of the Original Purchase Agreement.

SECTION 5.02 Second Closing Date Conditions. The obligation of the Purchasers to purchase the Second Closing Purchased Securities to be purchased on the Second Closing Date is subject to the prior or concurrent satisfaction of each of the conditions set forth in this Section 5.02 (the “Second Closing Conditions”), except to the extent waived in writing by the Purchasers:

(a) Financing Documents. All legal matters incident to this Agreement, the issuance of the Second Closing Purchased Securities hereunder and the other Financing Documents (including, without limitation, the UK Security Documents) shall be satisfactory to the Purchasers and there shall have been delivered to each Purchaser an executed counterpart of each of the Financing Documents (including, without limitation, the UK Security Documents) and the First Closing Date Perfection Certificate, as supplemented by the Second Closing Date Perfection Certificate.

(b) Requirements of Law. The Purchasers shall be satisfied that each Issuer, their Subsidiaries, the Second Closing Transactions contemplated by this Agreement and the other Financing Documents and the Foundry Transactions shall be in full compliance with all material Requirements of Law.

(c) Organizational Documents. The Purchasers shall have received:

(i) a certificate of the secretary or assistant secretary of each Issuer dated the Second Closing Date certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Issuer certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization (or other applicable Governmental Authority), (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Issuer authorizing the execution, delivery and performance of the Financing Documents to be entered into by such Issuer in connection with the Second Closing Transactions and, in the case of Holdings and the Company, the issuance of the Second Closing Purchased Securities hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any such Financing Document or any other document delivered in connection therewith on behalf of such Issuer (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));

(ii) a certificate as to the good standing of each Issuer (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority); and

(iii) such other documents as the Agent or any Purchaser may reasonably request.

(d) Officers’ Certificate. The Purchasers shall have received a certificate, dated the Second Closing Date and signed by the chief executive officer and the chief financial officer or vice president of finance of Holdings, confirming compliance with the conditions precedent set forth in this Section 5.02.

(e) Foundry Seller Note Refinancing. The Foundry Seller Note Refinancing shall have been consummated to the satisfaction of the Purchasers.

(f) Financial Statements; Projections. The Purchasers shall have received and shall be satisfied with the form and substance of the financial statements described in Section 3.04 and with the forecasts of the financial performance of Holdings and its Subsidiaries.

(g) Indebtedness and Minority Interests. After giving effect to the Second Closing Transactions and the other transactions contemplated hereby, neither Holdings nor any of its Subsidiaries shall have outstanding any Indebtedness or preferred equity other than (i) the Notes, (ii) the Purchased Preferred Stock, (iii) the Foundry Seller Notes (to the extent not refinanced pursuant to the Foundry Seller Notes Refinancing) and (iv) the Indebtedness listed on Schedule 7.01(b).

(h) Opinions of Counsel. The Purchasers shall have received a favorable written opinion of (i) Bryan Cave LLP, counsel for the Issuers, as to New York law and the Delaware Uniform Commercial Code substantially to the effect set forth in Exhibit E-1, (ii) Sullivan & Triggs, LLP, counsel for the Issuers, as to the Delaware General Corporation Law and federal law, substantially to the effect set forth in Exhibit E-2 and (iii) Bryan Cave LLP, counsel for the Issuers, as to the laws of England and Wales, substantially to the effect set forth in Exhibit E-3, in each case (A) dated the Second Closing Date, (B) addressed to the Purchasers and Agent and (C) covering the matters respectively set forth in Exhibits E-1, E-2 and E-3 and such other matters relating to the Financing Documents and the Second Closing Transactions as the Purchasers shall reasonably request.

(i) Solvency Certificate and Other Reports. The Purchasers shall have received a solvency certificate in the form of Exhibit J, dated the Second Closing Date and signed by the chief financial officer of Holdings. The Purchasers shall have received all other reports and opinions of appraisers, consultants or other advisors retained by it to review the business, operations or condition of Holdings and its Subsidiaries giving effect to the Second Closing Transactions, and shall be satisfied with such reports and opinions.

(j) Consents. The Purchasers shall be satisfied that all requisite Governmental Authorities and third parties shall have approved or consented to the Foundry Transactions and the Second Closing Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Foundry Transactions and the Second Closing Transactions or the other transactions contemplated hereby.

(k) Litigation. There shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or could reasonably be expected to materially and adversely affect the ability of Holdings or its Subsidiaries to fully and timely perform their respective obligations under the Financing Documents, or the ability of the parties to consummate the financings contemplated hereby or the other Second Closing Transactions.

(l) Uses of Proceeds. The uses of the proceeds from the issuance of the Second Closing Purchased Securities shall be as set forth in Section 3.12.

(m) Fees. There shall have been paid all fees and other amounts due and payable on or prior to the Second Closing Date, including, without limitation, pursuant to the Second Closing Fee Letter and reimbursement or payment of all expenses (including the legal fees and expenses of Cahill Gordon & Reindel llp, special counsel to the Purchasers, and the fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors to the Purchasers) required to be reimbursed or paid by the Company hereunder or under any other Financing Document.

(n) Private Placement Numbers. On or prior to the Second Closing Date, the Company shall have requested and received from S&P a private placement number for each of the Second Closing Purchased Securities.

(o) No Default. Holdings and each of its Subsidiaries shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Financing Document on its part to be observed or performed, and, at the time of and immediately after giving effect to the issuance of the applicable Second Closing Purchased Securities and the application of the proceeds from the issuance thereof, no Default shall have occurred and be continuing on such date.

(p) Representations and Warranties. Each of the representations and warranties (made by any Issuer set forth in Article III hereof or in any other Financing Document) shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the Second Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(q) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Purchaser from purchasing any Second Closing Purchased Security to be purchased by it. No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the issuance of Second Closing Purchased Securities hereunder.

(r) Absence of Material Adverse Effect. Since December 31, 2005, there shall have occurred no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

(s) Accuracy of Information. All information furnished by the Issuers and their respective representatives to the Purchasers on or prior to the Second Closing Date with respect to the business, management, operations, affairs, condition (financial or otherwise), assets, property, prospects or results of operations of Holdings and its Subsidiaries shall be accurate and complete in all material respects.

(t) Maximum Total Leverage Ratio. Each Purchaser shall be satisfied that the Total Leverage Ratio, determined on a Pro Forma Basis as of March 31, 2007, for the twelve month period ending on such date, but including the Indebtedness under the Notes and the consummation of the other Second Closing Transactions, shall be no greater than 2.13 to 1.0.

(u) Minimum Consolidated EBITDA. Each Purchaser shall be satisfied that the Consolidated EBITDA, determined on a Pro Forma Basis as of March 31, 2007, for the twelve month period ending on such date, but including the Indebtedness under the Notes and the consummation of the other Second Closing Transactions, shall be equal to or greater than $10,209,000 (exclusive of expenses incurred in connection with the Second Closing Transactions).

(v) Due Diligence. The Purchasers shall have completed their business, accounting, legal and environmental due diligence review of Holdings and its Subsidiaries and other matters relevant to the Transactions and such due diligence review shall have been completed to the satisfaction of the Purchasers in their sole discretion.

(w) Simultaneous Purchase. Each of the Purchasers shall have simultaneously purchased the Purchased Securities to be purchased by such Purchaser.

(x) Insurance. The Agent and the Purchasers shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 6.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Purchasers.

(y) Personal Property Requirements. The Agent shall have received:

(i) [Reserved]

(ii) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Purchasers, desirable to perfect the Liens on the assets of Wyndcrest UK and Foundry created, or purported to be created, by the Security Documents and, with respect to all such UCC financing statements required to be filed pursuant to the Financing Documents, evidence satisfactory to the Purchasers that the Company has retained, at its sole cost and expense, a service provider acceptable to the Purchasers for the tracking of all such financing statements and notification to the Agent, of, among other things, the upcoming lapse or expiration thereof;

(iii) certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Issuer as debtor and that are filed in those state and county jurisdictions in which any property of any Issuer is located and the state and county jurisdictions in which any Issuer is organized or maintains its principal place of business and such other searches that the Purchasers deem necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Collateral Liens or any other Liens acceptable to the Purchasers);

(iv) evidence acceptable to the Purchasers that all applicable steps have been taken under the law of England and Wales or as reasonably requested by the Purchasers to perfect the Liens created, or purported to be created, by the UK Security Documents; and

(v) evidence acceptable to the Purchasers of payment or arrangements for payment by each Issuer of all applicable recording taxes, fees, charges, costs and reasonable expenses required for the recording of the UK Security Documents.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each Issuer warrants, covenants and agrees with each Noteholder that from the First Closing Date, or, in the case of Wyndcrest UK and Foundry, from the Second Closing Date, until the principal amounts (and premium, if any) of all Notes, and all interest and other Obligations hereunder in respect thereof, shall be paid in full, each (except as expressly limited to one or more specified Issuers) Issuer will, and will cause each of its Subsidiaries to:

SECTION 6.01 Financial Statements, Reports, etc.

(a) Annual Reports. Furnish to each Noteholder, as soon as available and in any event within 120 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2006, (i) the consolidated and consolidating balance sheet of Holdings as of the end of such fiscal year and related consolidated and consolidating statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with (x) such financial statements as of the end of, and for, the preceding fiscal year and (y) the budget for such fiscal year delivered pursuant to Section 6.01(h), and the notes thereto, all prepared in accordance with GAAP and, in the case of the consolidated financial statement, accompanied by an opinion of PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings as of the dates and for the periods specified in accordance with GAAP, and (ii) such other information as is called for by Exhibit R-Annual attached hereto; provided, however, that if Holdings is then subject to the reporting requirements under Section 13 or Section 15(d) of the Exchange Act, the delivery by Holdings to such Noteholder of an Annual Report on Form 10-K or any successor form within the time periods above described shall satisfy the requirements of this Section 6.01(a). The consolidating balance sheet and statements of income, stockholders’ equity and cash flows required by this paragraph may be in the form contained in the notes to the financial statements included in Holdings’ Form 10-K;

(b) Quarterly Reports. Furnish to each Noteholder, as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending June 30, 2006, (i) the consolidated and consolidating balance sheet of Holdings as of the end of such fiscal quarter and related consolidated and consolidating statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with (x) the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year and (y) the budget for such fiscal quarter delivered pursuant to Section 6.01(h), all prepared in accordance with GAAP and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated and consolidating financial condition, results of operations and cash flows of Holdings as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section, subject to the absence of footnotes, normal year-end audit adjustments, and presentation in a condensed format omitting certain line items required by GAAP, and (ii) such other information as is called for by Exhibit R-Quarterly attached hereto; provided, however, that if Holdings is then subject to the reporting requirements under Section 13 or Section 15(d) of the Exchange Act, the delivery by Holdings to such Noteholder of a Quarterly Report on Form 10-Q or any successor form within the time periods above described shall satisfy the requirements of this Section 6.01(b). The consolidating balance sheet and statements of income and cash flows required by this paragraph may be in the form contained in the notes to the financial statements included in Holdings’ Form 10-Q;

(c) Monthly Reports. Furnish to each Noteholder, within 30 days after the end of each fiscal month during the period when the Issuers are required to comply with the covenant set forth in Section 7.10(b), and thereafter 30 days after the end of the first two months of each fiscal quarter, (i) the consolidated and consolidating balance sheet of Holdings as of the end of each such month and the related consolidated and consolidating statements of income and cash flows of Holdings for such month and for the then elapsed portion of the fiscal year, in comparative form with (x) the consolidated and consolidating statements of income and cash flows for the comparable periods in the previous fiscal year and (y) the budget for such fiscal month delivered pursuant to Section 6.01(h), to be prepared in accordance with GAAP, consistently applied, subject to the absence of footnotes, normal year-end audit adjustments and presentation in a condensed format omitting certain line items required by GAAP; provided that no monthly report required under clause (i) of this Section 6.01(c) shall be required to include information relating to Foundry prior to the monthly report for the monthly period ended July 31, 2007; and (ii) such internally generated monthly and other reports as may be provided from time to time to any Investor;

(d) Financial Officer’s Certificate. Furnish to each Noteholder, (i) (A) concurrently with any delivery of financial statements under Section 6.01(a), (b) or (c), a Compliance Certificate (it being understood that such Compliance Certificate shall only be required on a monthly basis for so long as Holdings is required to comply with the provisions of Section 7.10(b)) (x) certifying that during the period covered thereby no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (y) beginning with the fiscal quarter ending June 30, 2006, setting forth computations in reasonable detail satisfactory to the Required Holders demonstrating compliance with the covenants contained in Sections 7.07(f) and 7.10 and (z) showing a reconciliation of Consolidated EBITDA to the net income set forth on the statement of income; and (B) no later than 3 Business Days after each fiscal month in which Holdings is required to comply with the covenant set forth in Section 7.10(b) a certificate of a Financial Officer certifying as to the cash and Cash Equivalents balances of Holdings and its Subsidiaries as of the last day of such fiscal month, based solely on account information available online, and no later than 15 calendar days after each fiscal month in which Holdings is required to comply with the covenant set forth in Section 7.10(b) a certificate of a Financial Officer certifying as to the amount of Qualified Cash as of the last day of such fiscal month and whether or not the Minimum Qualified Cash Requirement for such fiscal month has been satisfied; and (ii) unless prohibited by professional standards applicable to such accounting firm, concurrently with any delivery of financial statements under Section 6.01(a) above, beginning with the fiscal year ending December 31, 2006, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Holdings and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge that any Default insofar as it relates to financial or accounting matters has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof;

(e) Financial Officer’s Certificate Regarding Collateral. Furnish to each Noteholder, concurrently with any delivery of financial statements under Section 6.01(a), a certificate of a Financial Officer setting forth the information required pursuant to the First Closing Date Perfection Certificate, as supplemented by the Second Closing Date Perfection Certificate, or confirming that there has been no change in such information since the date of the latest Perfection Certificate Supplement;

(f) Public Reports. Furnish to each Noteholder, promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any of its Subsidiaries with the Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

(g) Management Letters. Furnish to each Noteholder, promptly after the receipt thereof by Holdings or any of its Subsidiaries, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(h) Budgets. Furnish to each Noteholder, no later than 15 days before the beginning of each fiscal year, a budget for Holdings and its Subsidiaries, including balance sheets, statements of income and sources and uses of cash and otherwise in the form attached hereto as Exhibit R-Annual, for (i) each month of such fiscal year with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Holdings to the effect that the budget of Holdings and its Subsidiaries is a reasonable estimate for the periods covered thereby;

(i) Meetings with Noteholders. Within five Business Days after delivery of financial statements described in Section 6.01(a), (b) or (c) or the budgets described in Section 6.01(h), at the request of the Required Holders, cause the key management of Holdings and its Significant Subsidiaries to hold a meeting (at a mutually agreeable location, venue and time or, at the option of the Required Holders, by conference call) with all Noteholders who choose to attend such meeting, at which meeting shall be reviewed the financial results for such period and the financial condition of Holdings and its Subsidiaries and the budgets presented for such period;

(j) Organization. Furnish to each Noteholder, concurrently with any delivery of financial statements under Section 6.01(a), an accurate organizational chart as required by Section 3.07(d), or confirmation that there are no changes to Schedule 10(a) to the First Closing Date Perfection Certificate, as supplemented by the Second Closing Date Perfection Certificate;

(k) Organizational Documents. Promptly provide copies to each Noteholder of any Organizational Documents that have been amended or modified in accordance with the terms hereof and deliver to each Noteholder a copy of any notice of default given or received by Holdings or any of its Subsidiaries under any Organizational Document within 15 days after Holdings or such Subsidiary, as appropriate, gives or receives such notice;

(l) Original Issue Discount Information. Deliver to each Noteholder all original issue discount information relating to the Notes as may be required by applicable law to be delivered by the issuer of such Indebtedness to the obligees or purchasers thereof; and

(m) Other Information. Promptly, from time to time, furnish to each Noteholder such other information regarding the operations, business affairs and financial condition of Holdings or any of its Subsidiaries, or compliance with the terms of any Financing Document, as the Agent or the Required Holders may reasonably request, and, upon the request of any such Noteholder contemplating a sale of Notes pursuant to Rule 144A, furnish, at the Issuers’ expense, to such Noteholders and beneficial owners of any Note and prospective purchasers of such securities information satisfying the requirements of subsection (d)(4) of Rule 144A.

SECTION 6.02 Litigation and Other Notices. Furnish to the Agent written notice of the following promptly after it becomes known to a Responsible Officer of Holdings or any of its Subsidiaries (and, in any event, within five (5) Business Days after it so becomes known):

(a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against Holdings or any of its Subsidiaries or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Financing Document;

(c) any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect;

(d) the occurrence of a Casualty Event that could reasonably be expected to result in a Material Adverse Effect; and

(e) (i) the incurrence of any Lien (other than Permitted Collateral Liens) on, or claim asserted against, any material portion of the Collateral or (ii) the occurrence of any other event which could materially adversely affect the value of the Collateral.

SECTION 6.03 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 7.05 or Section 7.06 or, in the case of any Subsidiary Guarantor, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any and all zoning, or building laws, ordinances, codes or approvals, Environmental Law or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Leases, and Transaction Documents; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 6.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving Holdings or any of its Subsidiaries in accordance with Section 7.05 or Section 7.06; (ii) the withdrawal by Holdings or any of its Subsidiaries of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by Holdings or any of its Subsidiaries of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

SECTION 6.04 Insurance.

(a) Generally. Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies of the same or similar size in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties, if any, and such other properties as are material to the business of Holdings and its Subsidiaries against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses of the same size operating in the same or similar locations, all such insurance to (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Agent of written notice thereof, (ii) name the Agent as mortgagee (in the case of property insurance) or additional insured (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, (iii) if reasonably requested by the Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to the Agent, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability insurance against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance, (v) worker’s compensation insurance and such other insurance as may be required by any Requirement of Law and (vi) such other insurance against risks as the Required Holders may from time to time reasonably require (such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Required Holders); provided that with respect to physical hazard insurance, neither the Agent nor Holdings or any of its Subsidiaries, as applicable, shall agree to the adjustment of any claim thereunder without the consent of the other (such consent not to be unreasonably withheld or delayed); provided, further, that no such consent of Holdings or any of its Subsidiaries shall be required during an Event of Default.

(b) Notice to Agent. Notify the Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.04 is taken out (except on a short-term basis consistent with the past practice of the Company and the ordinary course of its business) by Holdings or any of its Subsidiaries; and promptly deliver to the Agent a duplicate original copy of such policy or policies.

(c) Flood Insurance. With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Agent or the Required Holders may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(d) Broker’s Report. Use its commercially reasonable efforts to cause to be delivered to the Agent a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Agent or the Required Holders may from time to time reasonably request.

(e) Mortgaged Properties. In the case of an Issuer that is an owner of Mortgaged Property, to not take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Issuer’s respective Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that such Issuer may, at its own expense and after written notice to the Agent and the Noteholders, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 6.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 6.04.

SECTION 6.05 Obligations and Taxes.

(a) Payment of Obligations. Pay its Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and (ii) in the case of Collateral, Holdings or the applicable Subsidiary shall have otherwise complied with the Contested Collateral Lien Conditions and (y) the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

(b) Filing of Returns. Timely (subject to permitted extensions) and correctly file all material Tax Returns required to be filed by it and withhold, collect and remit all Taxes that it is required to collect, withhold or remit.

(c) Tax Shelter Reporting. In the case of the Company, in the event that it determines to take any action inconsistent with its present intention not to treat the Notes as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, promptly notify the Noteholders thereof.

(d) Treatment of Warrants. The Issuers and the Purchasers agree that the Warrants shall be treated as stock for all U.S. income tax purposes and no party shall take a position in contravention herewith unless otherwise required by law. For the avoidance of doubt, the foregoing agreement shall not alter the commercial rights and obligations of the Issuers and the Purchasers with respect to the Warrants, including but not limited to voting rights and the right to participate in dividends or disposition proceeds with respect to the Common Stock, and shall not impact the financial or accounting treatment by the Issuers of the put right associated with the Warrant.

SECTION 6.06 Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code (relating to employee benefits) and (b) furnish to the Agent (x) as soon as possible after, and in any event within five (5) Business Days after any Responsible Officer of Holdings or any of its Subsidiaries or any ERISA Affiliates of Holdings or any of its Subsidiaries knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event, could reasonably be expected to result in liability of Holdings or any of its Subsidiaries or any of their ERISA Affiliates thereof in an aggregate amount exceeding $100,000 or the imposition of a Lien, a statement of a Financial Officer of the Company or Holdings setting forth details as to such ERISA Event and the action, if any, that Holdings and its Subsidiaries propose to take with respect thereto, and (y) upon request by the Required Holders, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings or any of its Subsidiaries or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by Holdings or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by Holdings or any of its Subsidiaries) as the Required Holders shall reasonably request.

SECTION 6.07 Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in all material respects in conformity with GAAP and all Requirements of Law are made of all material dealings and transactions in relation to its business and activities and permit any representatives designated by the Agent or any Noteholder to visit, audit and inspect its financial records and property, at reasonable times and as often as reasonably requested (but in no event, more than once in a twelve month period if no Default or Event of Default shall have occurred) and to make extracts from and copies of such financial records, and permit any representatives designated by the Noteholders or the Agent to discuss its affairs, finances, accounts and condition with its officers and employees and advisors (including independent accountants).

SECTION 6.08 Use of Proceeds. Use the proceeds from the issuance of the Second Closing Purchased Securities only for the purposes set forth in Section 3.12.

SECTION 6.09 Compliance with Environmental Laws; Environmental Reports.

(a) Comply, and cause all lessees and other persons occupying Real Property of Holdings or any of its Subsidiaries to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that neither Holdings nor any of its Subsidiaries shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b) If a Default caused by reason of a breach of Section 3.18 or Section 6.09(a) shall have occurred and be continuing for more than 20 days without Holdings or any of its Subsidiaries commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Agent or the Required Holders, provide to the Agent within 45 days after such request, at the expense of the Company an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in form and substance, reasonably acceptable to the Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

SECTION 6.10 Additional Collateral; Additional Guarantors.

(a) Subject to this Section 6.10, with respect to any property acquired after the First Closing Date by any Issuer that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to the Noteholders and the Agent such amendments or supplements to the relevant Security Documents or such other documents as the Agent or the Required Holders shall deem necessary or advisable to grant to the Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Collateral Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Agent or the Required Holders, and (iii) otherwise take such actions and execute and/or deliver to the Agent such documents as the Agent or the Required Holders shall require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties.

(b) With respect to any person that becomes a Significant Subsidiary of Holdings after the First Closing Date (including, without limitation, any existing Subsidiary that is not prior to such time a Significant Subsidiary), promptly (and in any event within 30 days after such person becomes a Significant Subsidiary) (i) deliver to the Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Issuer together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Issuer and (ii) cause such new Significant Subsidiary (A) to execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the applicable Security Document, substantially in the form annexed thereto or, in the case of a Foreign Subsidiary, execute a security agreement compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Agent and the Required Holders, and (B) to take all actions necessary or advisable in the opinion of the Agent and the Required Holders to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Agent or the Required Holders. Notwithstanding the foregoing, (1) the certificates representing the Equity Interests required to be delivered to the Agent pursuant to clause (i) of this Section 6.10(b) shall not include any Equity Interests of a Foreign Subsidiary created or acquired after the First Closing Date and (2) no Foreign Subsidiary shall be required to take the actions specified in clause (ii) of this Section 6.10(b), if, in the case of either clause (1) or (2), doing so would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code, which investment would or could reasonably be expected to trigger a material increase in the net income of a United States shareholder of such Subsidiary pursuant to Section 951 (or a successor provision) of the Code, as reasonably determined by the Required Holders; provided that this exception shall not apply to (A) Voting Stock of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 66% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 6.10(b).

(c) Promptly grant to the Agent, within 30 days of the acquisition thereof, a security interest in and Mortgage on (i) each Real Property owned in fee by such Issuer as is acquired by such Issuer after the First Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $50,000, and (ii) unless the Required Holders otherwise consent, each leasehold interest of such Issuer in Real Property of such Issuer, acquired after the First Closing Date, which leasehold interest individually has a fair market value of at least $50,000, in each case, as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 7.02). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Agent and the Required Holders and shall constitute valid and enforceable perfected Liens subject only to Permitted Collateral Liens or other Liens acceptable to the Agent and the Required Holders. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Issuer shall otherwise take such actions and execute and/or deliver to the Agent and the Required Holders such documents as the Agent or the Required Holders shall reasonably require to confirm the validity, perfection and priority of the Lien of any new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Agent and the Required Holders) in respect of such Mortgage).

SECTION 6.11 Security Interests; Further Assurances. Promptly, upon the reasonable request of the Agent or the Required Holders, at the Company’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Agent or the Required Holders reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Security Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. Deliver or cause to be delivered to the Noteholders and the Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Agent and the Required Holders as the Agent and the Required Holders shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Agent or any Noteholder of any power, right, privilege or remedy pursuant to any Financing Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Agent or the Required Holders may reasonably require. If the Agent or the Required Holders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Issuer constituting Collateral, Holdings shall provide to the Noteholders appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to the Agent and the Required Holders.

SECTION 6.12 Information Regarding Collateral.

(a) Not effect any change (i) in any Issuer’s legal name, (ii) in the location of any Issuer’s chief executive office, (iii) in any Issuer’s identity or organizational structure, (iv) in any Issuer’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Issuer’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Agent and the Noteholders not less than 30 days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Agent or the Required Holders may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Agent to maintain the perfection and priority of the security interest of the Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Issuer agrees to promptly provide the Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Issuer also agrees to promptly notify the Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property or a leased property subject to a Landlord Access Agreement.

(b) Concurrently with the delivery of financial statements pursuant to Section 6.01(a), deliver to the Noteholders and the Agent a Perfection Certificate Supplement and a certificate of a Financial Officer of the Company certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 6.13 Affirmative Covenants with Respect to Leases. With respect to each Lease under which it is the lessor, perform all the obligations imposed upon the landlord under such Lease and enforce all of the tenant’s obligations thereunder, except where the failure to so perform or enforce could not reasonably be expected to result in a Property Material Adverse Effect.

SECTION 6.14 Payment of Principal, Premium and Interest.In the case of the Company, duly and punctually pay the principal of (and premium, if any, on) and all interest on the Notes and all other fees, costs and expenses owed hereunder in accordance with the terms of the Notes and this Agreement. The Company shall pay interest on overdue principal (including post-petition interest in a proceeding under any Bankruptcy Law), and interest on overdue interest, to the extent lawful, at the rate specified in the Notes.

SECTION 6.15 Offer To Repurchase upon Change in Control.

(a) Not less than five (5) Business Days prior to the scheduled or first anticipated date of the occurrence of a Change in Control, the Company shall make an offer (a “Change in Control Offer”) to each Noteholder to repurchase all or any part of each Noteholder’s Notes at an offer price in cash equal to the sum of 100% of the outstanding principal amount thereof plus the Change in Control Premium, plus accrued and unpaid interest, if any, and fees thereon to the Change in Control Payment Date (the “Change in Control Payment”). The Change in Control Offer may state that the obligation of the Company to repurchase Notes pursuant to the Change in Control Offer is subject to the occurrence of the Change in Control.

(b) Not less than five (5) Business Days prior to the earlier of the scheduled or first anticipated date of the occurrence of a Change in Control, the Company shall send, by overnight courier, a notice to each Noteholder stating:

(i) that the Change in Control Offer is being made pursuant to this Section 6.15 and that all Notes tendered will be accepted for payment;

(ii) the purchase price and the purchase date, which shall be the time and date of the consummation of such Change in Control (the “Change in Control Payment Date”);

(iii) that any Notes not tendered will continue to accrue interest;

(iv) that, unless the Company defaults in the payment of the Change in Control Payment, all Notes accepted for payment pursuant to the Change in Control Offer shall cease to accrue interest after the Change in Control Payment Date;

(v) that Noteholders electing to have any Notes purchased pursuant to a Change in Control Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Company or its designated agent for such purpose at the address specified in the notice prior to 5:00 p.m. Eastern Time on the Business Day preceding the Change in Control Payment Date;

(vi) that Noteholders will be entitled to withdraw their election if the Company or its designated agent for such purpose receives, not later than 9:00 a.m. Eastern Time on the Change in Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Noteholder, the principal amount of Notes delivered for purchase, and a statement that such Noteholder is withdrawing his election to have the Notes purchased; and

(vii) that Noteholders that have elected to have their Notes purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(c) On the Change in Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change in Control Offer, (ii) transmit to each Noteholder so tendered the Change in Control Payment for such Notes by wire transfer in immediately available funds, and (iii) execute and mail to each Noteholder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company shall inform the Noteholders in writing of the results of the Change in Control Offer on or as soon as practicable after the Change in Control Payment Date.

SECTION 6.16 Offer To Purchase by Application of Excess Proceeds.

(a) Excess Proceeds Offer. No later than (x) one Business Day following receipt of any Net Cash Proceeds of any Debt Issuance and (y) the 271st day following each receipt by Holdings or any of its Subsidiaries of Net Cash Proceeds of an Asset Sale or Casualty Event to the extent such Net Cash Proceeds have not been applied in accordance with Sections 7.06(b) or (c), the Company shall in each case apply such Net Cash Proceeds to an offer (an “Excess Proceeds Offer”) to repurchase the Notes, at a purchase price in cash equal to the sum of 100% of the principal amount thereof plus the Applicable Premium in the case of an Asset Sale or Casualty Event or the Optional Redemption Premium in the case of a Debt Issuance, in each case, plus accrued and unpaid interest, if any, and fees to the purchase date in accordance with the terms of this Section 6.16. In the event that, pursuant to Section 7.06 hereof, the Company shall commence an offer to all Noteholders to purchase Notes, it shall follow the procedures specified in this Section 6.16.

(b) Excess Proceeds Offer. Within two (2) Business Days following each date on which the Company’s obligation to make an Excess Proceeds Offer is triggered, the Company shall send, by overnight courier, a notice to each Noteholder stating:

(i) that the Excess Proceeds Offer is being made pursuant to this Section 6.16 or 7.06, as applicable;

(ii) that the Company shall purchase the principal amount of Notes required to be purchased pursuant to this Section 6.16 or Section 7.06, as applicable (the “Offer Amount”), the purchase price per Note and the purchase date, which shall be at least 5 but no more than 10 Business Days from the date on which the Company mails notice of the Excess Proceeds Offer (the “Excess Proceeds Offer Payment Date”);

(iii) that any Notes not tendered will continue to accrue interest;

(iv) that, unless the Company defaults in payment of the Offer Amount on the Excess Proceeds Offer Payment Date, all Notes accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest after the Excess Proceeds Offer Payment Date;

(v) that Noteholders electing to have any Notes purchased pursuant to an Excess Proceeds Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Company or its designated agent for such purpose at the address specified in the notice prior to 5:00 p.m. Eastern Time on the Business Day preceding the Excess Proceeds Offer Payment Date;

(vi) that Noteholders will be entitled to withdraw their election if the Company or its designated agent for such purpose receives, not later than 9:00 a.m. Eastern Time on the Excess Proceeds Offer Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Noteholder, the principal amount of Notes delivered for purchase, and a statement that such Noteholder is withdrawing his election to have the Notes purchased;

(vii) that, if the aggregate principal amount of Notes surrendered by Noteholders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis; and

(viii) that Noteholders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(c) On the Excess Proceeds Offer Payment Date, the Company shall, to the extent lawful, (i) accept for payment, on a pro rata basis to the extent necessary, all Notes or portions thereof properly tendered pursuant to the Excess Proceeds Offer up to the principal amount of Notes equal to the Offer Amount, or, if less than the Offer Amount has been tendered, all Notes tendered, (ii) transmit to each holder of Notes so tendered the purchase price (together with the Applicable Premium or Optional Redemption Premium, as applicable) for such Notes by wire transfer in immediately available funds, plus all accrued and unpaid interest, if any, and fees to the Excess Proceeds Offer Payment Date, (iii) execute and mail to each Noteholder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, and (iv) deliver to the Noteholders a statement of a Financial Officer of the Company or Holdings stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 6.16 or Section 7.06. The Company shall inform the Noteholders in writing of the results of the Excess Proceeds Offer on or as soon as practicable after the Excess Proceeds Offer Payment Date.

SECTION 6.17 [[Reserved].

SECTION 6.18 Dormant Subsidiary. The Company shall exert commercially reasonable efforts to dispose of its entire indirect equity interest in D2K, Inc., a Korean entity in which Digital Domain International, Inc. owns a minority interest and of which the Issuers have no current knowledge.

SECTION 6.19 Post-Closing Covenant.

(a) The Company shall deliver to the Agent, for the benefit of the Secured Parties (in each case, unless waived or extended by the Required Holders in their sole discretion):

(i) within one (1) Business Day following the Second Closing Date, original stock certificates, accompanied by original instruments of transfer and stock powers undated and endorsed in blank, representing 100% of the direct or indirect interests of any Issuer in the following Subsidiaries of Holdings: The Foundry Visionmongers Ltd. and Wyndcrest UK Holdings Limited;

(ii) within three (3) Business Days following the Second Closing Date, a letter from each Foundry Seller representing its receipt of payment for its pro rata share of the Foundry Seller Note Refinancing; and

(iii) within two (2) Business Days following the Second Closing Date, control agreements perfecting the security interest of the Agent, for the benefit of the Secured Parties, in the accounts of all Issuers listed on Schedule 14 to the Second Closing Date Perfection Certificate (other than the accounts identified therein as HSBC Sterling Business, HSBC Sterling Business Money, HSBC US Dollar and HSBC Euro).

(b) Holdings shall, within thirty (30) calendar days following the Second Closing Date, prepare a subscription agreement and related offering documents (the “Offering Documents”) relating to the issuance of at least $5,000,000 in Net Cash Proceeds from the sale of shares of its Common Stock (the “Offering”), which Offering Documents shall be in form and substance reasonably satisfactory to the Noteholders, and Holdings shall use its commercially reasonable efforts to consummate such Offering on the terms set forth therein no later than sixty (60) calendar days following the Second Closing Date.

ARTICLE VII

NEGATIVE COVENANTS

Each Issuer warrants, covenants and agrees with each Purchaser and each Noteholder that, from the First Closing Date, or, in the case of Wyndcrest UK and Foundry, from the Second Closing Date, until the principal amount (and premium, if any) of all Notes, and all interest and other Obligations hereunder in respect thereof, shall have been paid in full, no Issuer will, nor will it cause or permit any of its Subsidiaries to:

SECTION 7.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except

(a) Indebtedness incurred under this Agreement, the Notes and the Guarantees;

(b) (i) Indebtedness of the Company or any Subsidiary outstanding on the First Closing Date and listed on Schedule 7.01(b), and (ii) refinancings or renewals thereof; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Noteholders than those contained in the Indebtedness being renewed or refinanced;

(c) Indebtedness of the Company or any of its Subsidiaries or Wyndcrest UK or any of its Subsidiaries under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes; provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Financing Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(d) Indebtedness of the Company or any of its Subsidiaries or Wyndcrest UK or any of its Subsidiaries permitted by Section 7.04(f);

(e) Indebtedness of the Company or any Subsidiary or Wyndcrest UK or any Subsidiary in respect of Purchase Money Obligations and Capital Lease Obligations and Indebtedness of Holdings and Wyndcrest UK in respect of the Foundry Seller Notes (including, without limitation, Purchase Money Obligations and Capital Lease Obligations in existence on the First Closing Date and set forth in Schedule 7.01(b)), and refinancings or renewals thereof, in an aggregate amount not to exceed (i) the greater of (x) $5,000,000 and (y) $6,500,000 less the principal amount of the Foundry Seller Notes which is repaid (including by way of the Foundry Seller Note Refinancing) following the Foundry Closing Date, at any time outstanding prior to a QIPO, or (ii) $7,000,000 at any time outstanding following a QIPO;

(f) Indebtedness of the Company or any Subsidiary or Wyndcrest UK or any Subsidiary in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of the Company or any of its Subsidiaries or Wyndcrest UK or any of its Subsidiaries in the ordinary course of business, including guarantees or obligations of the Company or any of its Subsidiaries or Wyndcrest UK or any of its Subsidiaries with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed), incurred in the ordinary course of business, and specifically including obligations of the Company or Foundry under a medical insurance self-insurance arrangement that the Company or Foundry may elect to put in place after the First Closing Date;

(g) Contingent Obligations of the Company or any Subsidiary or Wyndcrest UK or any Subsidiary in respect of Indebtedness otherwise permitted under this Section 7.01;

(h) Indebtedness of the Company or any Subsidiary or Wyndcrest UK or any Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(i) Indebtedness of the Company or any Subsidiary or Wyndcrest UK or any Subsidiary arising in connection with endorsement of instruments for deposit in the ordinary course of business; and

(j) Indebtedness of Holdings or Wyndcrest UK under the Foundry Seller Notes until such time as the Foundry Seller Notes are repaid.

SECTION 7.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (ii) in the case of any such charge or claim which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(b) Liens in respect of property of the Company or any of its Subsidiaries or Wyndcrest UK or any of its Subsidiaries imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Company and its Subsidiaries or Wyndcrest UK and its Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Company and its Subsidiaries or Wyndcrest UK and its Subsidiaries, taken as a whole, (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (iii) in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(c) any Lien in existence on the First Closing Date and set forth on Schedule 7.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 7.01(b)(ii)(A), does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the First Closing Date and (ii) does not encumber any property other than the property subject thereto on the First Closing Date (any such Lien, an “Existing Lien”);

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of Holdings and its Subsidiaries at such Real Property;

(e) Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which Holdings or any applicable Subsidiary shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings and, in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(f) Liens (other than any Lien imposed by ERISA) (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings or orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien, (ii) to the extent such Liens are not imposed by Requirements of Law, such Liens shall in no event encumber any property other than cash and Cash Equivalents, (iii) in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions and (iv) the aggregate amount of deposits at any time pursuant to clause (y) and clause (z) of this paragraph (f) shall not exceed $100,000 in the aggregate;

(g) Leases of the properties of the Company or any of its Subsidiaries or Wyndcrest UK or any of its Subsidiaries, in each case entered into in the ordinary course of its business so long as such Leases are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries or Wyndcrest UK or any of its Subsidiaries, or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries or Wyndcrest UK or any of its Subsidiaries in the ordinary course of business in accordance with the past practices of the Company or any of its Subsidiaries or Wyndcrest UK or any of its Subsidiaries, as applicable;

(i) Liens securing Indebtedness incurred pursuant to Section 7.01(e); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of the Company or any of its Subsidiaries or Wyndcrest UK or any of its Subsidiaries, as applicable;

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Issuer or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k) Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with the Company or any of its Subsidiaries or Wyndcrest UK or any of its Subsidiaries to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Liens;

(l) Liens granted pursuant to the Security Documents to secure the Obligations;

(m) licenses of Intellectual Property granted by the Company or any of its Subsidiaries or Wyndcrest UK or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Company and its Subsidiaries or Wyndcrest UK or any of its Subsidiaries, as applicable;

(n) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(o) Liens in favor of clients of the Company or Foundry securing their interest in their work in progress and granted in the ordinary course of business consistent with industry practice; and

(p) Liens incurred in the ordinary course of business of the Company or any of its Subsidiaries or Wyndcrest UK or any of its Subsidiaries with respect to obligations that do not in the aggregate exceed (i) $120,000 at any time outstanding prior to a QIPO, or (ii) $600,000 at any time outstanding following a QIPO, in each case, so long as such Liens, to the extent covering any Collateral, are junior to the Liens granted pursuant to the Security Documents;

provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral, other than Liens granted pursuant to the Security Documents.

SECTION 7.03 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (x)(i) the sale of such property is permitted by Section 7.06 and (ii) any Liens arising in connection with its use of such property are permitted by Section 7.02, or (y) such arrangement is entered into in the ordinary course of business and consistent with past practices; provided that the sale component thereof shall be consummated within 90 days of the date from which such property was acquired by the applicable Issuer and shall otherwise comply with the terms of this Agreement.

SECTION 7.04 Investment, Loan and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire, other than as permitted by Section 7.05 or Section 7.07, any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) Holdings and its Subsidiaries may consummate the Transactions in accordance with the provisions of the Transaction Documents;

(b) Investments outstanding on the First Closing Date and identified on Schedule 7.04(b) and similar Investments made thereafter to the extent not otherwise prohibited by this Agreement;

(c) the Company and its Subsidiaries and Wyndcrest UK and its Subsidiaries may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business and (iv) make lease, utility and other similar deposits in the ordinary course of business;

(d) Hedging Obligations incurred pursuant to Section 7.01(c);

(e) loans and advances to directors, employees and officers of the Company and its Subsidiaries and Wyndcrest UK and its Subsidiaries for bona fide business purposes and to purchase Equity Interests of Holdings, in an aggregate amount not to exceed $200,000 at any time outstanding;

(f) Investments (i) by Holdings or any of its Subsidiaries in the Company or any Subsidiary Guarantor and (ii) by a Subsidiary of the Company that is not a Subsidiary Guarantor in any other Subsidiary of the Company that is not a Subsidiary Guarantor; provided that any Investment in the form of a loan or advance shall be evidenced by the Intercompany Note and, in the case of a loan or advance by an Issuer, pledged by such Issuer as Collateral pursuant to the Security Documents;

(g) Investments in securities of trade creditors or customers in the ordinary course of business received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h) Investments made by the Company or any of its Subsidiaries or Wyndcrest UK or any of its Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 7.06; and

(i) other Investments including, without limitation, joint ventures, in an aggregate amount not to exceed (x) $300,000 at any time outstanding prior to a QIPO or (y) $1,200,000 at any time outstanding following a QIPO.

An Investment shall be deemed to be outstanding to the extent not returned in the same form as the original Investment to the applicable Issuer or Subsidiary thereof.

SECTION 7.05 Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

(a) the Transactions as contemplated by the Transaction Documents;

(b) Asset Sales and Casualty Events in compliance with Section 7.06;

(c) acquisitions in compliance with Section 7.07;

(d) Holdings or any of its Subsidiaries may merge or consolidate with or into Holdings, the Company or any Subsidiary Guarantor (as long as Holdings is the surviving person in the case of any merger or consolidation involving Holdings, (x) the Company is the surviving person in the case of any other merger or consolidation involving the Company, (y) a domestic Subsidiary Guarantor is the surviving person in the case of any merger or consolidation involving a domestic Subsidiary Guarantor and a foreign Subsidiary Guarantor and (z) a Subsidiary Guarantor is the surviving person and is a Wholly Owned Subsidiary of the Company in any other case); provided that the Lien on and security interest in such property granted or to be granted in favor of the Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 6.10 or Section 6.11, as applicable; provided further that immediately upon the merger or consolidation of the Company with or into Holdings:

(i) Holdings shall expressly assume all the obligations of the Company under this Agreement and the other Financing Documents pursuant to documents or instruments in form reasonably satisfactory to the Required Holders;

(ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(iii) each Subsidiary Guarantor shall have confirmed that its Guarantee shall apply to Holdings’ assumed obligations under this Agreement and the other Financing Documents;

(iv) Holdings shall have delivered to the Agent a certificate of a Responsible Officer and a written opinion from legal counsel who is acceptable to the Required Holders (it being understood that each of Sullivan & Triggs, LLP and Bryan Cave LLP are acceptable to the Required Holders), each stating that such consolidation or merger complies with this Agreement and the other Financing Documents; and

(v) Holdings shall succeed to, and be substituted for, the Company under this Agreement and the other Financing Documents; and

(e) any Subsidiary of Holdings (other than the Company) may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.06 Asset Sales, Casualty Events.

(a) Effect any Asset Sale, or agree to effect any Asset Sale, except that the following shall be permitted:

(i) disposition of used, worn out, obsolete or surplus property by Holdings or any of its Subsidiaries in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of the applicable Issuer, no longer economically practicable to maintain or useful in the conduct of the business of such Issuer and its Subsidiaries taken as a whole;

(ii) Asset Sales; provided that the aggregate consideration received in respect of all Asset Sales pursuant to this clause (ii) shall not exceed (x) $390,000 in any four consecutive fiscal quarters of Holdings ending prior to a QIPO, or (y) $1,050,000 in any four consecutive fiscal quarters of Holdings following a QIPO;

(iii) leases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(iv) mergers and consolidations in compliance with Section 7.05;

(v) Investments in compliance with Section 7.04; and

(vi) the Transactions as contemplated by the Transaction Documents.

(b) Not later than one Business Day following the receipt of any Net Cash Proceeds of any Asset Sale by Holdings or any of its Subsidiaries, the Company shall make an offer to repurchase the Notes at a repurchase price equal to 100% of the outstanding principal amount thereof, plus the Applicable Premium, plus accrued and unpaid interest, if any, and fees in accordance with Section 6.16, in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i) no such repurchase shall be required under this Section 7.06, with respect to (A) any Asset Sale permitted by Section 7.06(a)(i), (B) the disposition of property which constitutes a Casualty Event, or (C) Asset Sales for fair market value resulting in no more than (x) $120,000 in Net Cash Proceeds in any fiscal year ending prior to a QIPO or (y) $600,000 in Net Cash Proceeds in any fiscal year following a QIPO; provided that clause (C) shall not apply in the case of any Asset Sale described in clause (b) of the definition thereof; and

(ii) so long as no Default shall then exist or would arise therefrom and the aggregate of such Net Cash Proceeds of Asset Sales shall not exceed $120,000 in any fiscal year ending prior to a QIPO or $600,000 in any fiscal year following a QIPO, such proceeds shall not be required to be so applied on such date to the extent that Holdings shall have delivered an Officers’ Certificate to the Noteholders on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested by the Company or the Subsidiary Guarantor to which such Asset Sale relates in fixed or capital assets within 270 days following the date of such Asset Sale (which Officer’s Certificate shall set forth the estimates of the proceeds to be so expended); provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such 270-day period, then the Company shall apply 100% of such unused Net Cash Proceeds to make an Excess Proceeds Offer in accordance with this Section 7.06(b) and Section 6.16; provided, further, that if the properties or assets subject to such Asset Sale constituted Collateral, then all properties and assets purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 6.10 and 6.11.

(c) Not later than one Business Day following the receipt of any Net Cash Proceeds in excess of $120,000 if prior to a QIPO, or $600,000 if following a QIPO, from a Casualty Event by Holdings or any of its Subsidiaries, the Company shall make an offer to repurchase the Notes at a repurchase price equal to 100% of the principal amount thereof, plus the Applicable Premium, plus accrued and unpaid interest, if any, and fees in accordance with Section 6.16, in an aggregate amount equal to 100% of the total amount of such Net Cash Proceeds from such Casualty Event; provided that so long as no Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Holdings shall have delivered an Officers’ Certificate to the Agent and the Noteholders on or prior to such date stating that such proceeds are expected to be used to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid, no later than 270 days following the date of receipt of such proceeds (which Officer’s Certificate shall set forth the estimates of the proceeds to be so expended); provided that if all or any portion of such Net Cash Proceeds is not so applied within such 270-day period, then the Company shall apply 100% of such unused Net Cash Proceeds to make an Excess Proceeds Offer in accordance with this Section 7.06(c) and Section 6.16; provided further that if the property subject to such Casualty Event constituted Collateral under the Security Documents, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 6.10 and 6.11.

SECTION 7.07 Acquisitions. Purchase or otherwise acquire (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any person (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

(a) Capital Expenditures by the Company and its Subsidiaries and Wyndcrest UK and its Subsidiaries shall be permitted to the extent permitted by Section 7.10(d);

(b) purchases and other acquisitions of any assets and property in the ordinary course of business;

(c) Investments in compliance with Section 7.04;

(d) leases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(e) the Transactions as contemplated by the Transaction Documents;

(f) Permitted Acquisitions; and

(g) mergers and consolidations in compliance with Section 7.05;

provided that the Lien on and security interest in such property granted or to be granted in favor of the Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 6.10 or Section 6.11, as applicable.

SECTION 7.08 Dividends. Authorize, declare or pay, directly or indirectly, any Dividends with respect to Holdings or any of its Subsidiaries, except that the following shall be permitted:

(a) Dividends by any Subsidiary of the Company to the Company or any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Company, and dividends by any Subsidiary of Wyndcrest UK to Wyndcrest UK or any Subsidiary Guarantor that is a Wholly Owned Subsidiary of Wyndcrest UK;

(b) payments to Holdings to permit Holdings, and the subsequent use of such payments by Holdings, to repurchase or redeem Qualified Capital Stock of Holdings held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of the Company or any of its Subsidiaries or Wyndcrest UK or any of its Subsidiaries, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, from and after the First Closing Date the sum of $1,000,000, plus the net cash proceeds of any “key-man” life insurance policies of the Company or any of its Subsidiaries received after the First Closing Date that have not been used to make any repurchases, redemptions or payments under this clause (b), plus the net cash proceeds of any “key-man” life insurance policies of Wyndcrest UK or any of its Subsidiaries received after the Second Closing Date that have not been used to make any repurchases, redemptions or payments under this clause (b);

(c) (A) to the extent actually used by Holdings to pay such taxes, costs and expenses, payments by the Company, Wyndcrest UK or Foundry to or on behalf of Holdings in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of Holdings and (B) payments by the Company, Wyndcrest UK or Foundry to or on behalf of Holdings in an amount sufficient to pay out of pocket legal, insurance, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Holdings, provided that the aggregate amount of such Dividends under clauses (A) and (B) shall not exceed $300,000 in any fiscal year ending prior to the consummation of a QIPO; and

(d) Permitted Tax Distributions by the Company or Wyndcrest UK to Holdings, so long as Holdings uses such distributions to pay its taxes.

SECTION 7.09 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of Holdings or any of its Subsidiaries (other than between or among the Company and one or more of its Subsidiaries that are Subsidiary Guarantors or between or among Wyndcrest UK and one or more of its Subsidiaries that are Subsidiary Guarantors), other than on terms and conditions at least as favorable to Holdings or such Subsidiary as would reasonably be obtained by Holdings or such Subsidiary at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) Dividends permitted by Section 7.08;

(b) Investments permitted by Sections 7.04(e) and (f);

(c) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of Holdings or the applicable Subsidiary thereof;

(d) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Financing Documents;

(e) the existence of, and the performance by Holdings or any of its Subsidiaries of its obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Second Closing Date and which is disclosed in Schedule 7.09(e) as in effect on the Second Closing Date, and similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any of its Subsidiaries of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Second Closing Date shall only be permitted by this Section 7.09(e) to the extent not more adverse to the interest of the Noteholders in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Second Closing Date;

(f) sales of Qualified Capital Stock of Holdings to Affiliates of Holdings not otherwise prohibited by the Financing Documents and the granting of registration and other customary rights in connection therewith; and

(g) the Transactions as contemplated by the Transaction Documents.

SECTION 7.10 Financial Covenants.

(a) Maximum Total Leverage Ratio. Permit the Total Leverage Ratio, as of the last day of any Test Period set forth in the table below, to exceed the ratio set forth opposite such period (i) in Column (X) of the table below if Qualified Cash is at least $20,000,000 (the “Minimum Qualified Cash Requirement”) as of the last day of the applicable Test Period or (ii) in Column (Y) of the table below if the Minimum Qualified Cash Requirement is not satisfied as of the last day of the applicable Test Period:

Period	(X) Minimum Qualified Cash Requirement Satisfied Leverage Ratio	(Y) Minimum Qualified Cash Requirement Not Satisfied Leverage Ratio
Test Period Ending September 30, 2008	3.30 to 1.0	2.50 to 1.0
Test Period Ending December 31, 2008	3.00 to 1.0	2.30 to 1.0
Test Period Ending March 31, 2009	2.90 to 1.0	2.20 to 1.0
Test Period Ending June 30, 2009	2.90 to 1.0	2.20 to 1.0
Test Period Ending September 30, 2009	2.80 to 1.0	2.20 to 1.0
Test Period Ending December 31, 2009	2.80 to 1.0	2.10 to 1.0
Test Period Ending March 31, 2010	2.70 to 1.0	2.10 to 1.0
Test Period Ending June 30, 2010	2.60 to 1.0	2.00 to 1.0
Test Period Ending September 30, 2010	2.60 to 1.0	2.00 to 1.0
Test Period Ending December 31, 2010	2.60 to 1.0	2.00 to 1.0
Test Period Ending March 31, 2011	2.50 to 1.0	1.90 to 1.0
Test Period Ending June 30, 2011	2.50 to 1.0	1.90 to 1.0
Test Period Ending on the Stated Maturity Date	2.50 to 1.0	1.90 to 1.0

(b) Minimum Qualified Cash. Permit Qualified Cash of Holdings as of any date set forth below to be less than the amount set forth opposite such date below:

Date	Qualified Cash (in millions)
June 30, 2006	$9,000,000
July 31, 2006	$9,000,000
August 31, 2006	$9,000,000
September 30, 2006	$9,000,000
October 31, 2006	$9,000,000
November 30, 2006	$9,000,000
December 31, 2006	$9,000,000
January 31, 2007	$9,000,000
February 28, 2007	$9,000,000

Date	Qualified Cash (in millions)
March 31, 2007	$9,000,000
April 30, 2007	$9,000,000
May 31, 2007	$9,000,000
June 30, 2007	$9,000,000
July 31, 2007	$10,000,000
August 31, 2007	$10,000,000
September 30, 2007	$10,000,000
October 31, 2007	$10,000,000
November 30, 2007	$10,000,000
December 31, 2007	$10,000,000
January 31, 2008	$10,000,000
February 28, 2008	$10,000,000
March 31, 2008	$10,000,000
April 30, 2008	$10,000,000
May 31, 2008	$10,000,000
June 30, 2008	$10,000,000

; provided that for so long as any Foundry Seller Notes shall remain outstanding as of any date of determination, the required minimum amount of Qualified Cash set forth above at such date of determination shall be increased by $1,000,000.

(c) Minimum Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, as of the last day of any Test Period set forth in the table below, to be less than the ratio set forth opposite such period (i) in Column (X) of the table below if the Minimum Qualified Cash Requirement is satisfied as of the last day of the applicable Test Period or (ii) in Column (Y) of the table below if the Minimum Qualified Cash Requirement is not satisfied as of the last day of the applicable Test Period:

Period	(X) Minimum Qualified Cash Requirement Satisfied Fixed Charge Coverage Ratio	(Y) Minimum Qualified Cash Requirement Not Satisfied Fixed Charge Coverage Ratio
Test Period Ending September 30, 2008	0.40 to 1.0	0.60 to 1.0
Test Period Ending December 31, 2008	0.50 to 1.0	0.90 to 1.0
Test Period Ending March 31, 2009	0.60 to 1.0	1.00 to 1.0
Test Period Ending June 30, 2009	0.70 to 1.0	1.10 to 1.0
Test Period Ending September 30, 2009	0.70 to 1.0	1.20 to 1.0
Test Period Ending December 31, 2009	0.70 to 1.0	1.20 to 1.0
Test Period Ending March 31, 2010	0.80 to 1.0	1.30 to 1.0
Test Period Ending June 30, 2010	0.80 to 1.0	1.40 to 1.0
Test Period Ending September 30, 2010	0.90 to 1.0	1.50 to 1.0
Test Period Ending December 31, 2010	0.90 to 1.0	1.50 to 1.0
Test Period Ending March 31, 2011	0.90 to 1.0	1.60 to 1.0
Test Period Ending June 30, 2011	1.00 to 1.0	1.70 to 1.0
Test Period Ending on the Stated Maturity Date	1.00 to 1.0	1.70 to 1.0

(d) Limitation on Capital Expenditures. Permit the aggregate amount of Capital Expenditures made in any fiscal year commencing with the fiscal year ending December 31, 2006, to exceed the sum of (i) (x) $5,050,000 in any fiscal year ending prior to a QIPO and (y) $7,050,000 in any fiscal year following a QIPO and (ii) the Net Cash Proceeds from the sale of Common Stock occurring after the First Closing Date and contributed to the common equity capital of Holdings or any of its Subsidiaries, to the extent reserved for Capital Expenditures and not yet applied towards Capital Expenditures; provided that, notwithstanding the limitations set forth in clauses (x) and (y) of this Section 7.10(d), an amount equal to the Second Closing Purchase Price minus the aggregate amount of Foundry Seller Notes outstanding immediately prior to the Second Closing Date (it being understood that the amount of such difference shall not exceed $2,000,000) may be utilized for Capital Expenditures by Holdings or any of its Subsidiaries.

SECTION 7.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc. Directly or indirectly:

(a) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Subordinated Indebtedness;

(b) amend or modify, or permit the amendment or modification of, any provision of any Transaction Document or any document governing any Material Indebtedness in any manner that is adverse in any material respect to the interests of the Noteholders; or

(c) terminate, amend or modify any of its Organizational Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Pledged Securities (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC other than concurrently with the delivery of certificates representing such Pledged Securities to the Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Noteholders; provided that Holdings may issue such Equity Interests, so long as such issuance is not prohibited by Section 7.13 or any other provision of this Agreement, and may amend or modify its Organizational Documents to authorize any such Equity Interests.

SECTION 7.12 Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Company to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Company or any of its Subsidiaries, or pay any Indebtedness owed to the Company or a Subsidiary, (b) make loans or advances to the Company or any of its Subsidiaries or (c) transfer any of its properties to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Financing Documents; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (iv) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; (v) any holder of a Lien permitted by Section 7.02 restricting the transfer of the property subject thereto; (vi) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.06 pending the consummation of such sale; (vii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Company or Wyndcrest UK, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of the Company or Wyndcrest UK; (viii) without affecting the Issuers’ obligations under Section 6.11, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (ix) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (x) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (xi) in the case of any joint venture which is not an Issuer in respect of any matters referred to in clauses (b) and (c) above, restrictions in such person’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity; or (xii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Financing Documents or the agreements referred to in clause (vii) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

SECTION 7.13 Limitation on Issuance of Capital Stock.

(a) With respect to Holdings, issue any Equity Interest that is not Qualified Capital Stock.

(b) With respect to the Company or any of its Subsidiaries or Wyndcrest UK or any of its Subsidiaries, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of Holdings or any of its Subsidiaries in any class of the Equity Interest of such Issuer; (ii) that Subsidiaries of the Company formed after the First Closing Date in accordance with Section 7.14 may issue Equity Interests to the Company or the Subsidiary of the Company which is to own such Equity Interests, and that Subsidiaries of Wyndcrest UK formed after the Second Closing Date in accordance with Section 7.14 may issue Equity Interests to Wyndcrest UK or the Subsidiary of Wyndcrest UK which is to own such Equity Interests; and (iii) that the Company or Wyndcrest UK may issue common stock that is Qualified Capital Stock to Holdings and may fulfill its obligations to issue Common Stock under employee stock options outstanding on the Second Closing Date. All Equity Interests issued in accordance with this Section 7.13(b) shall, to the extent required by Sections 6.10 and 6.11 or any Security Document, be delivered to the Agent for pledge pursuant to the applicable Security Document.

SECTION 7.14 Limitation on Creation of Subsidiaries. Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Holders; provided that, without such consent, (A) Holdings may establish or create Wyndcrest UK as a Wholly Owned Subsidiary of Holdings; and (B) the Company or Wyndcrest UK may (i) establish or create one or more Wholly Owned Subsidiaries of the Company or Wyndcrest UK, (ii) establish, create or acquire one or more Subsidiaries in connection with an Investment made pursuant to Section 7.04(f), (iii) in the case of the Company only after the Second Closing Date, acquire one or more Subsidiaries in connection with a Permitted Acquisition, so long as, in each case, Section 6.10(b), if applicable, shall be complied with, or (iv) provided that such Investment shall be permitted under Section 7.04(i), establish or create one or more joint ventures with co-producers or co-developers of entertainment properties, consistent with industry practice.

SECTION 7.15 Business.

(a) With respect to Holdings, engage in any business activities or have any properties or liabilities, other than (i) its ownership of the Equity Interests of the Company and Wyndcrest UK, (ii) obligations under the Financing Documents, Foundry Seller Notes and Foundry Acquisition Documents and (iii) activities and properties incidental to the foregoing clauses (i) and (ii).

(b) With respect to the Company and its Subsidiaries and Wyndcrest UK and its Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which the Company and its Subsidiaries and Wyndcrest UK and its Subsidiaries are engaged on the Second Closing Date (or, in the good faith judgment of the Board of Directors thereof, which are substantially related thereto or are reasonable extensions thereof, including, without limitation, the development, production, distribution and exploitation of filmed entertainment, video games and media, digital and interactive content and technology).

SECTION 7.16 Limitation on Accounting Changes. Make or permit any change in accounting policies or reporting practices, without the consent of the Required Holders, which consent shall not be unreasonably withheld, except changes that are (i) consistent with GAAP or (ii) following a QIPO, required by the rules and regulations of the Commission.

SECTION 7.17 Fiscal Year. Change its fiscal year-end to a date other than December 31.

SECTION 7.18 Lease Obligations. Create, incur, assume or suffer to exist any obligations as lessee (other than pursuant to Capital Leases) for the rental or hire of real or personal property of any kind under leases or agreements to lease having an original term of one year or more that would cause the direct and contingent liabilities of Holdings and its Subsidiaries, on a consolidated basis, in respect of all such obligations to exceed (i) $3,000,000 payable in any period of 12 consecutive months ending prior to a QIPO or (ii) $4,000,000 payable in any period of 12 consecutive months following a QIPO.

SECTION 7.19 No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Issuer to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement and the other Financing Documents; (2) covenants in documents creating Liens permitted by Section 7.02 prohibiting further Liens on the properties encumbered thereby; (3) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Financing Documents on any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Issuer to secure the Obligations; and (4) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.06 pending the consummation of such sale, (c) restricts subletting or assignment of any lease governing a leasehold interest of the Company or a Subsidiary or Wyndcrest UK or a Subsidiary, (d) exists in any agreement in effect at the time a Subsidiary becomes a Subsidiary of the Company or Wyndcrest UK, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary or (e) is imposed by any amendments or refinancings that are otherwise permitted by the Financing Documents of the agreements referred to in clause (4)(d); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

SECTION 7.20 Stay, Extension and Usury Laws. Plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of its obligations under the Notes, the Guarantees or this Agreement, and each Issuer hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Noteholders, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 7.21 Payments for Consents. Pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Noteholder in consideration for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the Notes unless such consideration is concurrently offered to be paid or is concurrently paid to all Noteholders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 7.22 Limitation on Repurchases and Other Repayments of Notes. Prepay, repurchase, redeem or otherwise acquire or retire (and shall not permit any Affiliate to), in whole or in part, directly or indirectly, any Notes held by any Noteholder unless the Company shall have offered to prepay, repurchase, redeem or otherwise acquire or retire, as the case may be, the same proportion of the aggregate principal amount of the Notes held by each other Noteholder at the time outstanding upon the same terms and conditions.

SECTION 7.23 No Integration. Make any offer or sale of securities of any class of any Issuer if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of the sale of the Notes to the Purchasers) any applicable exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof or by Rule 144A or Regulation S or otherwise.

ARTICLE VIII

GUARANTEE

SECTION 8.01 The Guarantee. The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at the Stated Maturity Date, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of, premium, if any, and interest (including any interest, fees, costs or charges that would accrue but for the provisions of Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Notes held by each Noteholder and all other Obligations from time to time owing to the Secured Parties by any Issuer under any Financing Document in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Company or other Guarantor(s) shall fail to pay in full when due (whether at the Stated Maturity Date, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 8.02 Obligations Unconditional. The obligations of the Guarantors under Section 8.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Company under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Financing Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, any Noteholder or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 8.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Company under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Company and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Company or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Purchasers, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 8.03 Reinstatement. The obligations of the Guarantors under this Article VIII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Company or other Issuer in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 8.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 8.01, whether by subrogation or otherwise, against the Company or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Issuer permitted pursuant to Section 7.01(d) shall be subordinated to such Issuer’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

SECTION 8.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Noteholders, the obligations of the Company under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Article IX (and shall be deemed to have become automatically due and payable in the circumstances provided in Article IX) for purposes of Section 8.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Company and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Company) shall forthwith become due and payable by the Guarantors for purposes of Section 8.01.

SECTION 8.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VIII constitutes an instrument for the payment of money, and consents and agrees that any Noteholder, at its sole option, in the event of a dispute by such Guarantor as to the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 8.07 Continuing Guarantee. The guarantee in this Article VIII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 8.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 8.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 8.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Issuer or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 8.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 8.09 Release of Guarantors. If, in compliance with the terms and provisions of the Financing Documents, all of the Equity Interests or property of any Subsidiary Guarantor are sold or otherwise transferred (a “Transferred Subsidiary Guarantor”) to a person or persons, none of which is Holdings or any of its Subsidiaries, such Transferred Subsidiary Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 14.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Subsidiary Guarantor, the pledge of such Equity Interests to the Agent pursuant to the Security Documents shall be automatically released, and the Agent shall take such actions as are necessary to effect each release described in this Section 8.09 in accordance with the relevant provisions of the Security Documents, so long as the Company shall have provided the Agent such certifications or documents as the Agent shall reasonably request in order to demonstrate compliance with this Agreement.

SECTION 8.10 Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 8.04. The provisions of this Section 8.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Agent and the Noteholders, and each Subsidiary Guarantor shall remain liable to the Agent and the Noteholders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

ARTICLE IX

EVENTS OF DEFAULT

SECTION 9.01 Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a) default shall be made in the payment of any principal, or premium, if any, on any Notes when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for repurchase thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Note or any fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Financing Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made in or in connection with any Financing Document or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Financing Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) default shall be made in the due observance or performance by Holdings or any of its Subsidiaries of any covenant, condition or agreement contained in Section 6.02, 6.03(a), 6.08, 6.15, 6.16, 6.19 or in Article VII;

(e) default shall be made in the due observance or performance by Holdings or any of its Subsidiaries of any covenant, condition or agreement contained in any Financing Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from the Agent or any Noteholder to the Company;

(f) Holdings or any of its Subsidiaries shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory purchase offer by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $500,000 at any one time;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Issuer or of a substantial part of the property of Holdings or any other Issuer, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings or any other Issuer or for a substantial part of the property of Holdings or any other Issuer; or (iii) the winding-up or liquidation of Holdings or any other Issuer; and such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Holdings or any other Issuer shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings or any other Issuer or for a substantial part of the property of Holdings or any other Issuer; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate;

(i) one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $500,000 shall be rendered against Holdings or any of its Subsidiaries or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of Holdings or any of its Subsidiaries to enforce any such judgment;

(j) one or more ERISA Events shall have occurred that, in the opinion of the Required Holders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of Holdings or any of its Subsidiaries and its ERISA Affiliates in an aggregate amount exceeding $500,000 or in the imposition of a Lien on any properties of Holdings or any of its Subsidiaries;

(k) the security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) in favor of the Agent, or shall be asserted by the Company or any other Issuer not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;

(l) any Financing Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Issuer or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Issuer shall repudiate or deny any portion of its liability or obligation for the Obligations;

(m) there shall have occurred the termination of, or the receipt by any Issuer of notice of the termination of, or the occurrence of any event or condition which would, with the passage of time or the giving of notice or both, constitute an event of default under or permit the termination of, any one or more agreements or licenses of Holdings or any of its Subsidiaries, the termination of which has or could reasonably be expected to result in a Material Adverse Effect; or

(n) Holdings or any of its Subsidiaries shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction;

then, and in every such event (other than an event with respect to any Issuer described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Required Holders may, by written notice to the Company, declare the Notes then outstanding to be immediately due and payable, and thereupon the principal of the Notes so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees, and all other Obligations of the Company accrued hereunder and under any other Financing Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Issuers, anything contained herein or in any other Financing Document to the contrary notwithstanding; and in any event, with respect to any Issuer described in paragraph (g) or (h) above, the principal of the Notes then outstanding, together with accrued interest thereon and any and all fees and all other Obligations of the Company accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Issuers, anything contained herein or in any other Financing Document to the contrary notwithstanding. Notwithstanding the foregoing, the right of any Noteholder to receive payment of principal of, premium, if any, or interest on any Note held by such Noteholder on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such repayment on or after such respective dates, is absolute and unconditional and shall not be impaired or affected without the consent of such Noteholder.

If an Event of Default occurs by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company, as determined by a court of competent jurisdiction, with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to optionally redeem the Notes pursuant to Paragraph 3 of the Notes (the “Optional Redemption Premium”), then, upon acceleration of the Notes as provided for in the preceding paragraph, the amount of the Optional Redemption Premium applicable to an optional redemption of the Notes occurring on the date of the applicable Event of Default shall also become and be immediately due and payable, to the extent permitted by applicable law, anything in this Agreement or in the Notes to the contrary notwithstanding.

At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained, the Required Holders, by written notice to the Company, may rescind and annul such declaration and its consequences if:

(a) the Company has paid a sum sufficient to pay: (i) all overdue interest on all Notes; (ii) the principal of (and premium, if any, on) any Notes which have become due otherwise than by such declaration of acceleration (including any Notes required to have been purchased pursuant to an offer to purchase that the Company is required to make hereunder) and any interest thereon at the rate borne by the Notes; and (iii) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate provided therefor in the Notes; and

(b) all Events of Default, other than the non-payment of the principal amount of Notes and interest thereon which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 9.02.

SECTION 9.02 Waiver of Past Defaults. The Required Holders may on behalf of the Holders of all the Notes waive any past default hereunder and its consequences, except a default: (i) in the payment of the principal (or premium, if any) or interest on any Note (including any Note which is required to have been purchased pursuant to an offer to purchase that the Company is required to make hereunder); or (ii) in respect of a covenant or provision hereof which under Section 14.02 cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Agreement; provided, however, that no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

SECTION 9.03 Application of Proceeds. The proceeds received by the Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Agent of its remedies under the Security Documents shall be applied, in full or in part, together with any other sums then held by the Agent pursuant to this Agreement, promptly by the Agent as follows:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Agent in connection therewith and all amounts for which the Agent is entitled to indemnification pursuant to the provisions of any Financing Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d) Fourth, to the indefeasible payment in full in cash, pro rata, of the principal amount of the Obligations and any premium thereon; and

(e) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Issuer or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 9.03, the Issuers shall remain liable, jointly and severally, for any deficiency.

SECTION 9.04 The Company’s Right To Cure.

(a) Notwithstanding anything to the contrary contained in Section 9.01, in the event that Holdings fails to comply with any of the covenants in Section 7.10 (a), (b) or (c), until the expiration of the 15th day subsequent to the date the certificate calculating compliance with such covenant is required to be delivered pursuant to Section 6.01(d), Holdings shall have the right to issue Permitted Cure Securities for cash to, or otherwise receive cash contributions from, Sponsor or any of its Controlled Investment Affiliates (collectively, the “Cure Right”), and upon the contribution to the Company of such cash (the “Cure Amount”) pursuant to the exercise of such Cure Right such financial covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDA (in the case of Sections 7.10(a) or (c)) or Qualified Cash (in the case of Section 7.10(b)), as applicable, shall be increased, solely for the purposes of Section 7.10 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) If, after giving effect to the foregoing recalculations, Holdings shall then be in compliance with the requirements of Section 7.10, the Holdings shall be deemed to have satisfied the requirements of Section 7.10 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 7.10 that had occurred shall be deemed cured for the purposes of this Agreement.

Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) in each eight-fiscal-quarter period, there shall be at least five fiscal quarters during which the Cure Right is not exercised, (iii) for purposes of this Section 9.04, the Cure Amount shall be no greater than the amount required for purposes of complying with Section 7.10 and (iv) the aggregate amount of all Cure Amounts shall not exceed $6,000,000.

(b) Prior to the funding of any Cure Amount the Company shall provide each Noteholder with a certificate of Responsible Officer identifying in reasonable detail the circumstances resulting in the covenant non-compliance, and the Company shall provide the Noteholders with such additional information relating thereto as the Required Holders shall reasonably require.

ARTICLE X

THE NOTES

SECTION 10.01 Form and Execution. The Initial Notes shall be in the form of Exhibit A-1 hereto and the Additional Notes shall be in the form of Exhibit A-2 hereto. The Notes shall be executed on behalf of the Company by its President or one of its Vice Presidents and attested by its Secretary or one of its Assistant Secretaries. The signature of any of these officers on the Notes may be manual or facsimile.

Notes bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of such Notes.

SECTION 10.02 Terms of the Notes. The terms of the Initial Notes and the Additional Notes shall be as set forth in, respectively, Exhibits A-1 and A-2 hereto. Without limiting the foregoing:

(a) Stated Maturity Date. The Stated Maturity Date of the principal of the Initial Notes and the Additional Notes shall be as provided in, respectively, Exhibits A-1 and A-2 hereto.

(b) Interest. The Initial Notes and the Additional Notes will bear interest on their principal amount and overdue interest as provided in, respectively, Exhibits A-1 and A-2 hereto.

SECTION 10.03 Denominations. The Notes shall be issuable only in registered form without coupons and only in denominations of U.S. $1,000 and any integral multiple thereof.

SECTION 10.04 Form of Legend for the Notes.

(a) Initial Notes. Unless otherwise permitted by Section 10.07, every Initial Note issued and delivered hereunder shall bear a legend in substantially the following form:

THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT IS IN EFFECT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THE HOLDER OF THIS SECURITY IS SUBJECT TO THE TERMS OF THE PURCHASE AGREEMENT, DATED AS OF JULY 21, 2006, AS AMENDED AND RESTATED ON MAY 16, 2007 (THE “PURCHASE AGREEMENT”), AMONG DIGITAL DOMAIN, INC. (THE “COMPANY”), WYNDCREST DD HOLDINGS, INC., THE SUBSIDIARY GUARANTORS NAMED THEREIN AND THE PURCHASERS NAMED THEREIN. A COPY OF SUCH PURCHASE AGREEMENT IS AVAILABLE AT THE OFFICES OF THE COMPANY.

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. THE ISSUE DATE IS JULY 21, 2006. FOR INFORMATION RELATING TO (1) THE ISSUE PRICE, (2) THE YIELD TO MATURITY AND (3) THE AMOUNT OF THE ORIGINAL ISSUE DISCOUNT, PLEASE CONTACT YVETTE MACALUSO, VICE PRESIDENT-FINANCE OF THE COMPANY, AT (310) 314-2842.

(b) Additional Notes. Unless otherwise permitted by Section 10.07, every Additional Note issued and delivered hereunder shall bear a legend in substantially the following form:

THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT IS IN EFFECT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THE HOLDER OF THIS SECURITY IS SUBJECT TO THE TERMS OF THE PURCHASE AGREEMENT, DATED AS OF JULY 21, 2006, AS AMENDED AND RESTATED ON MAY 16, 2007 (THE “PURCHASE AGREEMENT”), AMONG DIGITAL DOMAIN, INC. (THE “COMPANY”), WYNDCREST DD HOLDINGS, INC., THE SUBSIDIARY GUARANTORS NAMED THEREIN AND THE PURCHASERS NAMED THEREIN. A COPY OF SUCH PURCHASE AGREEMENT IS AVAILABLE AT THE OFFICES OF THE COMPANY.

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. THE ISSUE DATE IS MAY 16, 2007. FOR INFORMATION RELATING TO (1) THE ISSUE PRICE, (2) THE YIELD TO MATURITY AND (3) THE AMOUNT OF THE ORIGINAL ISSUE DISCOUNT, PLEASE CONTACT YVETTE MACALUSO, VICE PRESIDENT - FINANCE OF THE COMPANY, AT (310) 314-2842.

SECTION 10.05 Payments and Computations. All payments of interest on the Notes shall be paid to the persons in whose names such Notes are registered on the Security Register at the close of business on the date fifteen calendar days prior to the related Interest Payment Date (the “Regular Record Date”) and all payments of principal on the Notes shall be paid to the persons in whose names such Notes are registered on the applicable Redemption Date or at Maturity, as applicable. Notwithstanding the foregoing, if a Note is issued after a Regular Record Date and prior to an Interest Payment Date, the record date for such Interest Payment Date applicable to such Note shall be the original issue date thereof. Principal and premium, if any, on any Note shall be payable only against surrender therefor, while payments of interest on Notes shall be made, in accordance with this Agreement and subject to applicable laws and regulations, by wire transfer in immediately available funds to such account as any Noteholder shall designate by written instructions received by the Company no less than 5 days prior to any applicable Interest Payment Date, which wire instruction shall continue in effect until such time as the Noteholder otherwise notifies the Company or such Noteholder no longer is the registered owner of such Note or Notes.

SECTION 10.06 Registration; Registration of Transfer and Exchange.

(a) Security Register. The Company shall maintain a register (the “Security Register”) for the registration or transfer of the Notes. The name and address of the Noteholder of each Note, records of any transfers of the Notes and the name and address of any transferee of a Note shall be entered in the Security Register and the Company shall, promptly upon receipt thereof, update the Security Register to reflect all information received from a Noteholder. There shall be no more than one Noteholder for each Note, including all beneficial interests therein.

(b) Registration of Transfer. Upon surrender for registration of transfer of any Note at the office or agency of the Company, the Company shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and like aggregate principal amount.

(c) Exchange. At the option of the Noteholder, Notes may be exchanged for other Notes, of any authorized denominations and of like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Company shall execute and deliver the Notes which the Noteholder making the exchange is entitled to receive.

(d) Effect of Registration of Transfer or Exchange. All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Agreement, as the Notes surrendered upon such registration of transfer or exchange.

(e) Requirements; Charges. Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company duly executed, by the Noteholder thereof or his attorney duly authorized in writing. No service charge shall be made for any registration of transfer or exchange of Notes.

(f) Certain Limitations. If the Notes are to be redeemed in part, the Company shall not be required (i) to issue, register the transfer of or exchange any Note during a period beginning at the opening of business 15 Business Days before the day of the mailing of a notice of redemption of any such Notes selected for redemption under Section 11.02 and ending at the close of business on the Business Day of such mailing, or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

SECTION 10.07 Transfer Restrictions.

(a) No Note may be sold, transferred or otherwise disposed of (any such sale, transfer or other disposition is herein referred to as a “sale”), except in compliance with this Section 10.07.

(b) Subject to clause (e) below, a Noteholder may sell Notes to a transferee that is an Accredited Investor or a Qualified Institutional Buyer; provided, however, that each of the following conditions is satisfied:

(i) such transferee represents that it is acquiring the Note or Notes for its own account and that it is not acquiring such Note or Notes with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof, but subject, nevertheless, to the disposition of its property being at all times within its control; and

(ii) such transferee agrees to be bound by the provisions of this Section 10.07 with respect to any resale of the Notes.

(c) Subject to clause (e) below, a Noteholder may sell its Notes to a transferee in accordance with Regulation S; provided, however, that each of the following conditions is satisfied:

(i) the offer of Notes is not made to a person in the United States; and either:

(A) at the time the buy order is originated, the transferee is outside the United States or the Noteholder and any person acting on its behalf reasonably believes that the transferee is outside the United States, or

(B) the transaction is executed in, on or through the facilities of a designated offshore securities market and neither the Noteholder nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;

(ii) no directed selling efforts are made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

(d) Subject to clause (e) below, in the event of a proposed sale that does not qualify under either Section 10.07(b) or 10.07(c) above, a Noteholder may sell its Notes only if:

(i) such Noteholder gives written notice to the Company of its intention to effect such sale, which notice (A) shall describe the manner and circumstances of the proposed transaction in reasonable detail and (B) shall designate the counsel for such Noteholder, which counsel shall be reasonably satisfactory to the Company;

(ii) counsel for the Noteholder shall render an opinion to the effect that such proposed sale may be effected without registration under the Securities Act; and

(iii) such transferee complies with Sections 10.07(b)(i) and 10.07(b)(ii).

(e) Notwithstanding the forgoing provisions of this Section 10.07, no sale of a Note shall be permitted unless the Noteholder thereof shall have received the prior written consent of the Company (which consent may be withheld or delayed by the Company in its sole discretion); provided that no such consent shall be required (i) following the occurrence of and during the continuance of a Default or Event of Default or (ii) in connection with the sale of a Note to one or more Noteholders and/or Affiliates of any Noteholder. In the event that the Company shall not have notified a Noteholder as to its determination to grant or withhold its consent in connection with any proposed sale within five (5) Business Days of a request by such Noteholder, the Company shall be deemed to have consented to such sale.

SECTION 10.08 Mutilated, Destroyed, Lost and Stolen Notes. If any mutilated Note is surrendered to the Company, the Company shall execute and deliver in exchange therefor a new Note of the same principal amount and bearing a number not contemporaneously outstanding.

If there shall be delivered to the Company (a) evidence to its satisfaction of the destruction, loss or theft of any Note and (b) such security or indemnity as may be required by it to save each of it and any agent harmless, then, in the absence of notice that such Note has been acquired by a bona fide purchaser, the Company shall execute and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of a like principal amount and bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note pursuant to this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

Every new Note issued pursuant to this Section 10.08 in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 10.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 10.09 Persons Deemed Owners. Prior to due presentment of a Note for registration of transfer, the Company and any agent of the Company may treat the person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue and neither the Company nor any agent of the Company shall be affected by notice to the contrary.

SECTION 10.10 Cancellation. All Notes surrendered for payment, redemption, registration of transfer or exchange shall, if surrendered to any person other than the Company, be delivered to the Company and shall be promptly canceled by it. The Company shall cancel any Notes previously issued and delivered hereunder which the Company may have reacquired.

SECTION 10.11 Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in this Agreement or such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, premium, if any, and interest by such method and at such address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation reasonably promptly after any such request, to the Company at its principal executive office. Prior to any sale or other disposition of any Note held by such Purchaser or its nominee such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 10.06. The Company will afford the benefits of this Section 10.11 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by such Purchaser under this Agreement and that has made the same agreement relating to such Note as such Purchaser made in this Section 10.11.

ARTICLE XI

REDEMPTION

SECTION 11.01 Right of Redemption. The Initial Notes may be redeemed at the election of the Company at such times, in such amounts and at the Redemption Prices (together with any applicable accrued interest to the Redemption Date) specified in the form of Initial Note attached as Exhibit A-1 hereto. The Additional Notes may be redeemed at the election of the Company at such times, in such amounts and at the Redemption Prices (together with any applicable accrued interest to the Redemption Date) specified in the form of Additional Note attached as Exhibit A-2 hereto.

SECTION 11.02 Partial Redemptions. In case the Company elects to redeem less than all of the Notes, the Company shall redeem the Notes on a pro rata basis within each series of Notes (i.e., Initial Notes and Additional Notes) as well as (other than, at the option of the Company and in its sole discretion, in the case of a redemption, pursuant to the terms of the Additional Notes, of all (but not less than all) Additional Notes in connection with the consummation of a QIPO prior to December 31, 2007) on a pro rata basis with respect to all Notes. For all purposes of this Agreement, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of any Notes redeemed or to be redeemed only in part, to the portion of the principal amount of such Notes which has been or is to be redeemed.

SECTION 11.03 Notice of Redemption. Notice of redemption shall be given by overnight courier not less than five Business Days nor more than ten Business Days prior to the Redemption Date, to each Noteholder to be redeemed, at his address appearing in the Security Register; provided that if such redemption is of the Additional Notes in connection with the consummation of a QIPO prior to December 31, 2007, such notice of redemption may be given by overnight courier not less than three Business Days prior to the Redemption Date and such notice of redemption may state that such redemption is conditioned upon the consummation of a QIPO.

All notices of redemption shall state:

(a) the Redemption Date,

(b) the Redemption Price,

(c) if less than all the outstanding Notes are to be redeemed, the portion of each Note to be redeemed,

(d) that on the Redemption Date the Redemption Price will become due and payable upon each such Note to be redeemed and that interest thereon will cease to accrue on and after said date, and

(e) the place or places where such Notes are to be surrendered for payment of the Redemption Price.

Notice of redemption of Notes to be redeemed at the election of the Company shall be given by the Company and at the expense of the Company.

SECTION 11.04 Deposit of Redemption Price. Prior to any Redemption Date, the Company shall segregate and hold in trust an amount of money sufficient to pay the Redemption Price of, and (except if the Redemption Date shall be an Interest Payment Date) any applicable accrued interest on, all the Notes which are to be redeemed on that date.

SECTION 11.05 Notes Payable on Redemption Date. If notice of redemption shall have been given as provided above, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after such date (unless the Company shall default in the payment of the Redemption Price and any applicable accrued interest) such Notes shall not bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the Redemption Price, together with any applicable accrued interest to the Redemption Date; provided, however, that installments of interest due on or prior to the Redemption Date shall be payable to the Noteholders of such Notes, or one or more Predecessor Notes, registered as such at the close of business on the relevant Record Dates according to their terms and the provisions of this Agreement.

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate provided by the Note.

SECTION 11.06 Notes Redeemed in Part. Any Note which is to be redeemed only in part shall be surrendered at the principal offices of the Company (with, if the Company so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Noteholder thereof or his attorney duly authorized in writing), and the Company shall execute and deliver to the Noteholder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Noteholder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.

ARTICLE XII

THE AGENT

SECTION 12.01 Appointment and Authority. Each of the Noteholders hereby irrevocably appoints FMP Agency Services, LLC, to act on its behalf as the Agent hereunder and under the other Financing Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Noteholders, and neither the Company nor any other Issuer shall have rights as a third party beneficiary of any of such provisions.

SECTION 12.02 Rights as a Purchaser. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Noteholder as any other Noteholder and may exercise the same as though it were not an Agent and the term “Noteholder” or “Noteholders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings or any of its Subsidiaries or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Noteholders.

SECTION 12.03 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Financing Documents. Without limiting the generality of the foregoing, the Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents that the Agent is required to exercise as directed in writing by the Required Holders (or such other number or percentage of the Noteholders as shall be expressly provided for herein or in the other Financing Documents); provided that the Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose the Agent to liability or that is contrary to any Financing Document or applicable Requirements of Law; and

(iii) shall not, except as expressly set forth herein and in the other Financing Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Holders (or such other number or percentage of the Noteholders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 14.02) or (y) in the absence of its own gross negligence or willful misconduct. The Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Company or a Noteholder.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 12.04 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 12.05 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Financing Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 12.06 Resignation of Agent. The Agent may at any time give notice of its resignation to the Noteholders and the Company. Upon receipt of any such notice of resignation, the Required Holders shall have the right, in consultation with the Company, to appoint a successor. If no such successor shall have been so appointed by the Required Holders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Noteholders, appoint a successor Agent provided that if the Agent shall notify the Company and the Noteholders that no person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents (except that in the case of any collateral security held by the Agent on behalf of the Noteholders under any of the Financing Documents, the retiring Agent shall continue to hold such collateral security as nominee until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Noteholder directly, until such time as the Required Holders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Financing Documents (if not already discharged therefrom as provided above in this paragraph). The amounts payable by the Company to a successor Agent shall be the same as those payable to its predecessor hereunder and under the other Financing Documents, unless otherwise agreed between the Company and such successor. After the retiring Agent’s resignation hereunder and under the other Financing Documents, the provisions of this Article XII and Section 14.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 12.07 Non-Reliance on Agent and Other Purchasers. Each Purchaser acknowledges that it has, independently and without reliance upon the Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Purchaser also acknowledges that it will, independently and without reliance upon the Agent or any other Purchaser and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document or any related agreement or any document furnished hereunder or thereunder.

ARTICLE XIII

LEGAL DEFEASANCE

SECTION 13.01 Legal Defeasance. The Company may, at its option and at any time, elect to have the obligations of the Issuers and of the Guarantors discharged with respect to the outstanding Notes on a date whereby the conditions set forth in Section 13.02 are satisfied (hereinafter, “Legal Defeasance”); provided that all outstanding Notes shall be called for redemption pursuant to Paragraph 3 of the Notes or otherwise have a Stated Maturity Date, as applicable, no more than 730 days following the date of such Legal Defeasance. For this purpose, such Legal Defeasance means that the Issuers will be deemed on the date thereof to have paid and discharged the entire indebtedness represented by the outstanding Notes and to have satisfied all their other obligations under such Notes and this Agreement (and the Trustee, at the expense of the Issuers, shall, subject to Section 13.04, execute instruments in form and substance reasonably satisfactory to the Required Holders acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (1) the rights of Noteholders to receive solely from the trust funds described in Section 13.02 and as more fully set forth in Section 13.02, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due hereunder and under the Notes, (2) the Issuers’ obligations (other than payment obligations) with respect to such Notes under Article X and Section 6.03(a), (3) this Article XIII and (4) Section 14.03.

Concurrently with any Legal Defeasance, the Company may, at its further option, cause to be terminated, as of the date on which such Legal Defeasance occurs, all of the obligations under any or all of the Guarantees and obtain the release of the Guarantees of any or all Guarantors. In order to exercise such option regarding a Guarantee, the Issuers shall provide the Noteholders with written notice of their desire to terminate such Guarantee prior to the delivery of the opinions of counsel referred to in Section 13.02.

SECTION 13.02 Conditions to Legal Defeasance. The following shall be the conditions to application of Section 13.01 to the outstanding Notes:

(a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Noteholders, cash in dollars, U.S. Government Obligations or a combination thereof in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants (such opinion to be addressed and delivered to the Trustee, and upon which the Trustee shall have no liability in relying), to pay the principal, premium, if any, and interest on the Notes outstanding on the Stated Maturity Date or on the applicable optional redemption date, as the case may be, and the Company must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(b) the Issuers shall have delivered to the Noteholders and the Trustee an opinion of counsel in the United States confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the First Closing Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Noteholders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 181st day after the date of deposit;

(d) such Legal Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Financing Documents) to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries is bound;

(e) the Issuers must have delivered to the Noteholders and the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of any Issuer or any Guarantor between the date of deposit and the 181st day following the deposit, and assuming that no Noteholder is an “insider” of an Issuer under applicable Bankruptcy Law, after the 181st day following the deposit, the trust funds will not be subject to the effect of applicable Bankruptcy Law;

(f) the Company must deliver to the Noteholders and the Trustee a certificate of a Responsible Officer stating that the deposit was not made by the Company with the intent of preferring the Noteholders over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(g) the Issuers must deliver to the Noteholders and the Trustee a certificate of a Responsible Officer and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance have been complied with.

SECTION 13.03 Deposited Money and U.S. Government Obligations To Be Held in Trust. All money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee pursuant to Section 13.02 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Agreement, to the payment directly to the Noteholders, of all sums due and to become due thereon in respect of principal, premium, if any, and accrued interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers shall (on a joint and several basis) pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 13.02 or the principal, premium, if any, and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Noteholders.

Anything in this Article XIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon a request of Holdings or the Company any money or U.S. Government Obligations held by it as provided in Section 13.02 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent Legal Defeasance.

SECTION 13.04 Reinstatement. If the Trustee is unable to apply any money or U.S. Government Obligations in accordance with Section 13.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, each Issuer’s obligations under the Financing Documents shall be revived and reinstated as though no deposit had occurred pursuant to this Article XIII until such time as the Trustee is permitted to apply all such money or U.S. Government Obligations in accordance with this Agreement and the Notes.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or e-mail as follows:

(i)    If to any Issuer, to the Company at:

Digital Domain, Inc.
300 Rose Avenue
Venice, California 90291
Attention: Joseph M. Gabriel, Esq.
Telecopier No.: 310-314-2943
E-mail: jgabriel@d2.com

with a copy to (which shall not constitute notice):

Wyndcrest DD Holdings, Inc.
150 U.S. Highway One, Suite 500
Jupiter, FL 33477
Attention: John C. Textor
Telecopier No.: 561-277-6446
E-mail: jtextor@wyndcrest.com

with a copy to (which shall not constitute notice):

Sullivan & Triggs, LLP
1230 Montana Avenue, Suite 201
Santa Monica, California 90403
Attention: D. Thomas Triggs
Fax: (310) 451-8303
E-mail: ttriggs@sullivantriggs.com

or at such other address as any such Issuer shall have specified to the Noteholders and the Agent in writing.

(ii)   If to the Agent, to it at:

FMP Agency Services, LLC
21 Custom House Street; 10th Floor
Boston, MA 02110
Attention: William J. Kennedy Jr.
Telecopier No.: (617) 412-2799
E-mail: wkennedy@falconinvestments.com

or at such other address as any such Agent shall have specified to the Company in writing.

(iii)   If to a Purchaser or its Nominee:

To such Purchaser or its nominee at the address specified for such communications in Schedule A-1 or A-2 (or at such other address as such Purchaser shall have specified to the Company in writing), with a copy to (which shall not constitute notice):

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
Attention: John Papachristos, Esq.
Fax: (212) 269-5420
E-mail: jpapachristos@cahill.com

or at such other address as such Purchaser or its nominee shall have specified to the Company in writing.

(iv)  If to any other Holder:

To such Holder at the address of such Holder appearing in the Security Register or such other address as such other Holder shall have specified to the Company or Holdings in writing.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient), and notices sent by e-mail shall be deemed to have been given when the recipient thereof shall have confirmed receipt thereof.

SECTION 14.02 Waivers; Amendment.

(a) No failure or delay by any Holder in exercising any right or power hereunder or under any other Financing Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Holder hereunder and under the other Financing Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Financing Document or consent to any departure by any Issuer therefrom shall in any event be effective unless the same shall be permitted by Section 14.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) This Agreement and the Notes may be amended, and the observance of any term hereof and thereof may be waived (either retroactively or prospectively), with (and only with) the written consent of Holdings, the Company and the Required Holders (provided that any amendment or waiver which relates to (x) the Purchased Preferred Stock shall require the written consent of Holdings and the holders of a majority of the outstanding shares of Purchased Preferred Stock and/or shares of Common Stock into which they are converted (with Purchased Preferred Stock counted on an as-converted basis) or (y) the Warrants and/or Warrant Shares shall require the written consent of Holdings and the holders of a majority of the outstanding Warrants and/or Warrant Shares (with Warrants counted on an as-exercised basis); provided, however, that no such amendment or waiver may, without the prior written consent of each Noteholder affected thereby (or each Purchaser if prior to the Second Closing Date) (i) subject any Noteholder to any additional obligation, (ii) reduce the principal of or change the rate of interest on any Note, (iii) postpone the date fixed for any payment of principal of (or premium, if any) or interest on any Note, (iv) change the percentage of the aggregate principal amount of the Notes the Noteholders of which shall be required to consent or take any other action under this Section 14.02(b) or any other provision of this Agreement, (v) amend or waive the provisions of (A) Section 6.15 following the occurrence of a Change in Control or (B) Sections 6.16 and 7.06 following the maturity of the Company’s obligation to make an Excess Proceeds Offer and in the case of each of clauses (A) and (B), any of the definitions to the extent used in such Sections, (vi) reduce the premium payable upon any redemption or repurchase of the Notes or change the time at which any Note may be redeemed or repurchased, (vii) impair the right of any Noteholder to receive payment of principal, premium, if any, and interest on such Noteholder’s Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such Noteholder’s Notes, (viii) adversely affect the ranking of the Notes, (ix) change the currency in which amounts due under the Notes are payable, (x) release any Guarantor from its Guarantee of the Notes other than in accordance with the terms of this Agreement or (xi) release all or a substantial portion of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Obligations entitled to the Liens of the Security Documents. No amendment or waiver of this Agreement will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or thereby impair any right consequent thereon. As used herein, the term this “Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

SECTION 14.03 Expenses; Indemnity.

(a) Expenses. The Issuers agree, jointly and severally, to pay, promptly upon demand:

(i) all reasonable out-of-pocket costs and expenses incurred by the Purchasers and the Holders, including the reasonable fees, charges and disbursements of Advisors for the Purchasers and the Holders in connection with the preparation, execution and delivery of the Financing Documents and relating to any actual or proposed amendment, supplement or waiver of any of the Financing Documents (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that the Issuers shall not be liable for such costs and expenses incurred prior to the First Closing Date to the extent such pre-First Closing Date expenses exceed $300,000; and, provided further, that the Issuers shall not be liable for such costs and expenses incurred in connection with the Second Closing Transactions prior to the Second Closing Date to the extent such costs and expenses exceed $250,000;

(ii) all reasonable out-of-pocket costs and expenses incurred by the Purchasers and the Holders, including the reasonable out-of-pocket fees, charges and disbursements of Advisors for the Purchasers and the Holders, in connection with the enforcement or protection of their rights under the Financing Documents, including their rights under this Section 14.03(a), or in connection with the Purchased Securities issued hereunder, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Purchased Securities; and

(iii) all documentary and similar taxes and charges in respect of the Financing Documents.

For purposes of this Section 14.03(a), “Advisors” shall mean legal counsel (including local counsel), auditors, accountants, consultants, appraisers or other advisors; provided that in the case of clause (i), the engagement of any Advisors other than legal counsel (including local counsel) or the engagement of more than one firm of legal counsel (other than local counsel) shall be subject to approval by the Company (which approval shall not be unreasonably withheld).

(b) Indemnification. The Issuers agree, jointly and severally, to indemnify the Purchasers and Holders, each of their Affiliates, and each of their respective partners, controlling persons, directors, officers, trustees, employees and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all and any and all losses, claims, damages, liabilities, penalties, judgments, suits and related reasonable out-of-pocket expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution, delivery, performance, administration or enforcement of the Financing Documents, (ii) any actual or proposed use of the proceeds of the Purchased Securities, (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, at, under or from any property owned, leased or operated by Holdings or any of its Subsidiaries at any time, or any Environmental Claim related in any way to Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Holdings or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, penalties, judgments, suits or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted (i) from a breach by such Indemnitee of its obligations under the Financing Documents, or (ii) primarily from the gross negligence or willful misconduct of such Indemnitee or its agents or representatives.

(c) Reimbursement by Holders. To the extent that any Issuer for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 14.03 to be paid by it to the Agent (or any sub-agent thereof), each Holder severally agrees to pay to the Agent (or any such sub-agent), such Holder’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability, penalty, judgment, suit or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent), in connection with such capacity. The obligations of the Holders under this paragraph (c) are subject to the provisions of Section 14.05. For purposes hereof, a Holder’s “pro rata share” shall be determined based upon its share of the sum of the total Purchased Securities at the time.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no Issuer shall assert, and each Issuer hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Purchased Security or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

(e) Survival. The provisions of this Section 14.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of the Notes, the invalidity or unenforceability of any term or provision of this Agreement or any other Financing Document, or any investigation made by or on behalf of any Purchaser or Noteholder. All amounts due under this Section 14.03 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

SECTION 14.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including, without limitation, each subsequent Holder of a Purchased Security) except that no Issuer may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Holder (and any attempted assignment or transfer by any Issuer without such consent shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

SECTION 14.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Issuers in the Financing Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Financing Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Financing Documents and the issuance of any Purchased Securities, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Purchasers or Holders may have had notice or knowledge of any Default or incorrect representation or warranty at the time any purchase of Purchased Securities is made hereunder, and shall continue in full force and effect as long as any Purchased Security or any fee or any other amount payable under this Agreement or any other Financing Document is outstanding and unpaid. The provisions of Section 14.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Purchased Securities, the payment of the Obligations or the termination of this Agreement or any provision hereof.

SECTION 14.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Financing Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Agreement shall become effective when it shall have been executed by the Agent and each of the Purchasers and when each of the Agent and the Purchasers shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and, to the extent provided herein, their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 14.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 14.08 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b) Each Issuer hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Financing Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Financing Document shall affect any right that the Purchasers or any Holder may otherwise have to bring any action or proceeding relating to this Agreement or any other Financing Document against any Issuer or its properties in the courts of any jurisdiction.

(c) Each Issuer hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Financing Document in any court referred to in Section 14.08(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Financing Document, in the manner provided for notices (other than telecopy and email) in Section 14.01. Nothing in this Agreement or any other Financing Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

SECTION 14.09 Waiver of Jury Trial. Each Issuer hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Financing Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

SECTION 14.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 14.11 Confidentiality. Each Purchaser and Holder agrees to maintain the confidentiality of, and to not use, the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees and agents, including accountants, legal counsel and other Advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Financing Document or any suit, action or proceeding relating to this Agreement or any other Financing Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 14.11, to (i) any transferee of, or any prospective transferee of, any Purchased Securities, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Issuer or any Purchased Security or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Purchased Security or the Issuers, (g) with the consent of the Company, (h) to the extent such Information (x) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section or (y) becomes available to such Purchaser or Holder on a nonconfidential basis from a source other than Holdings or any of its Subsidiaries; provided that such source is not known by such disclosing party to be bound by confidentiality obligations to the Company or (i) to a person that is an investor or prospective investor in such Holder or an affiliated investment vehicle that agrees that its access to information regarding Holdings and its Subsidiaries and the Purchased Securities is solely for purposes of evaluating an investment in such Holder or affiliated investment vehicle. For the purposes of this Section, “Information” shall mean all information received from Holdings or any of its Subsidiaries relating to Holdings or any of its Subsidiaries or their business, that is clearly identified or reasonably identifiable at the time of delivery as confidential, other than any such information that is available to the Purchasers or any Holder on a nonconfidential basis prior to disclosure by Holdings or any of its Subsidiaries. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of reasonable care to maintain the confidentiality of such Information as such person would reasonably accord to its own confidential information.

SECTION 14.12 Obligations Absolute. To the fullest extent permitted by applicable Requirement of Law, all obligations of the Issuers hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Issuer;

(b) any lack of validity or enforceability of any Financing Document or any other agreement or instrument relating thereto against any Issuer (other than based upon a failure of consideration with respect thereto);

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Financing Document or any other agreement or instrument relating thereto, as permitted by the terms thereof;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver, of any right, remedy, power or privilege under or in respect hereof or any Financing Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Issuers, other than as provided in any Financing Document.

SECTION 14.13 Certain Rights and Obligations Among Noteholders. If, at any time or times, a Noteholder shall receive a prepayment on its Note (whether by voluntary payment, setoff or otherwise) which is greater than its Pro Rata Share, it shall notify the other Noteholders of the amount and date of such prepayment. If all other Noteholders shall not have received their Pro Rata Share of such prepayment, the Noteholder giving such notice shall remit to the other Noteholders such amount as is necessary to distribute such prepayment or proceeds, as applicable, among all Noteholders in accordance with their respective Pro Rata Shares. The amount of any such remittance shall be credited to the Obligations of the Noteholder to whom it is remitted, and shall not be credited to the Obligations of the remitting Noteholder. The provisions of this Section 14.13 are solely for the benefit of the Noteholders, and neither the Issuers nor any other Person other than a Noteholder shall have any rights with respect to or be entitled to enforce this Section.

SECTION 14.14 Absence of Personal Liability. Each of the Purchasers, each of the Issuers and the Agent hereby expressly acknowledge and agree that with respect to each Officers’ Certificate, Compliance Certificate and each other certificate required to be delivered pursuant to or in connection with this Agreement or any other Financing Document, the person signing such certificate shall be deemed in so acting to be acting solely in a representative capacity on behalf of the applicable Issuer or other entity, and no person signing such certificate shall have any personal civil liability with respect thereto or as a consequence thereof, except for actions by such person involving fraud or willful misconduct.

SECTION 14.15 Acknowledgment. Each Issuer hereby expressly (i) acknowledges the terms of this Agreement, (ii) ratifies and affirms its obligations under the other Financing Documents executed by such Issuer and (iii) acknowledges its continued liability under all such Financing Documents and agrees such Financing Documents remain in full force and effect, including with respect to its obligations thereunder as modified by this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DIGITAL DOMAIN, INC.

By:
Name: Title:

WYNDCREST DD HOLDINGS, INC.

By:
Name: Title:

D2 SOFTWARE, INC.

By:
Name: Title:

WYNDCREST UK HOLDINGS LIMITED

By:
Name: Title:

THE FOUNDRY VISIONMONGERS LTD.

By:
Name: Title:

FALCON MEZZANINE PARTNERS II, LP, a Delaware limited partnership, as Purchaser By: Falcon Mezzanine Investments II, LLC, a Delaware limited liability company, its General Partner

By:
Name: Title:

FMP AGENCY SERVICES, LLC, as Agent

By:
Name: Title:

SCHEDULE A-1

INFORMATION RELATING TO THE PURCHASERS AT FIRST CLOSING DATE

Purchaser	Principal Amount of Notes to be Purchased	Purchase Price for Notes	Number of Warrants to be Purchased	Purchase Price for Warrants	Number of Purchased Preferred Stock to be Purchased	Purchase Price for Purchased Preferred Stock	Aggregate Purchase Price for the Initial Purchased Securities

Falcon Mezzanine Partners II, LP 21 Custom House Street 10th Floor Boston, MA 02110 Attention: Rafael Fogel Fax: (212) 300-0299 rfogel@falconinvestments.com	$12,500,000	$11,148,892.29	7,323,077	$1,351,107.71	1,000,000 shares	$1,000,000	$13,500,000

A-1-1

SCHEDULE A-2

INFORMATION RELATING TO THE PURCHASERS AT SECOND CLOSING DATE

Purchaser	Principal Amount of Notes to be Purchased	Purchase Price for Notes	Number of Warrants to be Purchased	Purchase Price for Warrants	Aggregate Purchase Price for the Second Closing Purchased Securities

Falcon Mezzanine Partners II, LP 21 Custom House Street 10th Floor Boston, MA 02110 Attention: Rafael Fogel Fax: (212) 300-0299 rfogel@falconinvestments.com	$7,000,000	$6,538,750	2,500,000	$461,250	$7,000,000

A-2-1